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                                                                  EXHIBIT 10.17

                           STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, entered into as of the 17th day of October, 1997, is by and between WILLIAM H. JOHN, Trustee of the William H. John Restated Revocable Trust U/A/D 10/10/95, STORY S. JOHN, Trustee of the Story S. John Amended and Restated Revocable Trust U/A/D 12/8/95 and MELVYN S. GOLDSTEIN, Trustee of the John Irrevocable Gift Trust U/A/D 12/29/94 (collectively the "Seller"), and PRODUCTION ACQUISITION INC., a Michigan corporation (the "Buyer").

                                   WITNESSETH:

         WHEREAS, Seller owns all of the outstanding capital stock of PRODUCTION STAMPING, INC., a Michigan corporation (the "Company");

         WHEREAS, Company is engaged in, among other things, the business of designing and manufacturing stamped automotive parts and assemblies;

         WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the outstanding capital stock of the Company, upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1

                         PURCHASE AND SALE OF THE SHARES

         1.1 Purchase and Sale. Subject to the satisfaction of the conditions precedent set forth in Article 7 hereof, Seller shall sell, transfer, assign, convey and deliver the Shares (as defined in


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Section 4.2(c) hereof) to Buyer, and Buyer shall purchase and acquire the
Shares from Seller, upon the terms and conditions set forth herein.

                                    ARTICLE 2

                           PURCHASE PRICE AND PAYMENT

         2.1 Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be equal to Forty Six Million ($46,000,000) Dollars, less the amount of the Financed Debt (as hereinafter defined) as of the Closing, and less the amount of the Termination Liability (as hereinafter defined), which Purchase Price shall be increased or decreased, as the case may be to the extent that the Combined Debt/Equity Amount (as hereinafter defined) as of the Closing Date (as hereinafter defined) is greater than or less than Fifteen Million Five Hundred Forty Seven Thousand One Hundred Fifty Four ($15,547,154) Dollars.

          2.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:

                  An amount equal to that amount which the Seller and Buyer mutually agree at the Closing to be a good faith estimate of the Purchase Price less One Million ($1,000,000) Dollars (the "Closing Payment") shall be paid to Seller at the Closing by cashiers check or wire transfer; and

                  (b) The balance of the Purchase Price, if any, together with interest thereon at the prime rate of interest charged from time to time by Comerica Bank from and after the Closing Date until the date of payment, shall be paid to Seller by cashiers check or wire transfer within thirty (30) days following the finalization of the Closing Balance Sheet (as






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hereinafter defined) as provided in Section 2.2(c) hereof; provided, however, in the event that the Purchase Price, as adjusted as provided above, is less than the Closing Payment, then in such event Seller shall pay to Buyer, within ten (10) days after Buyer's demand and by cashiers check or wire transfer, the amount by which such Purchase Price is less than the Closing Payment.

         (c) At the Closing, as security for the payment of the balance of the Purchase Price, the Buyer shall deposit One Million ($1,000,000) Dollars in escrow with an escrow agent (the "Escrow Agent") mutually acceptable to the Buyer and Seller pursuant to an escrow agreement mutually acceptable to the Buyer and Seller (the "Escrow Agreement"), which amount shall be held by the Escrow Agent in an interest bearing account in accordance with the Escrow Agreement, and which amount the Buyer may utilize to assist in the funding of the payment of the balance of the Purchase Price pursuant to Section 2.2(b) above.

2.3      Preparation of Closing Balance Sheet.

         (a) Simultaneously with the Closing, Buyer and Seller shall jointly cause a physical inventory (the "Physical Inventory") to be taken of the Inventory (as hereinafter defined) of the Company as of the close of business on the Closing Date.

         (b) Within ninety (90) days following the Closing Date, Buyer and Seller shall jointly cause an audited Balance Sheet of the Company to be prepared as of the close of business on the Closing Date (the "Closing Balance Sheet"), as follows:

                  (i) The preparation of the Closing Balance Sheet shall be prepared and audited in accordance with generally accepted accounting principles, with the





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         Inventory valued as provided in Section 2.3(b) hereof;

                 (ii) For purposes of the Closing Balance Sheet only, all revenues, costs and income for any tooling which has not yet been billed to a customer, but which is intended to be and is in the process of being built for the Company as of the Closing Date, shall be valued based upon a percentage of completion basis, which percentage shall be mutually agreed to between Seller and Buyer. As to any such foregoing tooling which was also in process as of June 30, 1997, the parties shall also agree upon the percentage of such revenues, costs and income which was completed as of June 30, 1997, and such amounts shall be deducted from the foregoing valuations.

                 (iii) All auditing and other accounting procedures required to prepare the Closing Balance Sheet shall be performed by Ernst & Young L.L.P. ("Accountants"), and reviewed by Linda J. Russell, CPA, the cost of which shall be shared equally between Buyer and Seller; provided, however, that the Seller's one-half contribution shall not exceed $20,000 or the total amount of fees charged by Linda J. Russell, CPA, whichever is greater.

         (c) The Closing Balance Sheet as presented shall be final and binding on the parties unless either party shall give written notice of its objection to the same within twenty-one (21) days after its receipt thereof. In the event either party raises any objection, then the Buyer and Seller shall, within twenty-one (21) business days thereafter, mutually select an independent accountant (other than the Accountants), who shall review and finalize the Closing Balance Sheet, and the determination by said independent accountant of



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         the Closing Balance Sheet shall be final and binding on the parties.
         Buyer and Seller shall each pay one half of the fees and costs due to the independent accountant.

         2.4 Definitions. For purposes hereof the following terms shall have the following definitions:

(a) "Financed Debt" shall mean all indebtedness owing by the Company to its institutional lenders, but excluding those equipment leases listed on
         Schedule 2.4(a) attached hereto.

(b) "Inventory" shall include all inventories, including, without limitation, all inventories in transit, inventories paid for but not yet delivered, raw materials, supplies, work in progress and finished goods inventory, but excluding materials owned by customers of Company; provided, however:

                           (i) "Inventory" shall include only those items of
                  Company's inventory which are good and saleable or usable in the ordinary course of business.; and

                           (ii) "Inventory" shall be valued at the lower of cost
                  or market, except for obsolete and excess items (as determined in accordance with generally accepted accounting principles), and except that tooling purchased by the Company for sale to a customer shall be valued in accordance with Section 2.3(b)(ii).

                           (iii) "Combined Debt/Equity Amount" shall mean the
                  combined sum of the total shareholders equity and Financed Debt as reflected on the Closing Balance Sheet, all as determined in accordance with generally accepted accounting principles.

                           (iv) "Termination Liability" shall mean that amount
                  which the parties mutually agree upon at the Closing to be equal to the reasonable amount of the



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         underfunded liability as a result of the termination of the Company's defined benefit pension plan, which the Sellers hereby agree to start terminating on or before the Closing Date.

                                   ARTICLE 3

                                    CLOSING

         3.1 Closing. The purchase and sale of the Shares shall be consummated (the "Closing") within fifteen (15) days following the satisfaction of all of the conditions precedent set forth in Article 7 hereof, but in any event on or before December 24, 1997 (the "Closing Date"), at the offices of Timmis & Inman L.L.P. or at such other place and time as Seller and Buyer shall mutually agree upon;

          3.2     Closing Date Deliveries. At the Closing:

          (a) Seller shall deliver to Buyer the original stock certificates representing the Shares, together with the appropriate assignments of stock separate from certificate, duly endorsed for transfer,

          (b) Buyer shall cause Timmis & Inman L.L.P., counsel for Buyer, to deliver to Seller an opinion covering the matters set forth in Schedule 3.2(b);

          (c) Seller shall cause Berry Moorman P.C., counsel for Seller and the Company, to deliver to Buyer an opinion covering the matters set forth in
Schedule 3.2(c);

          (d) Buyer and Seller shall deliver, or cause to be delivered, executed copies of the following (collectively the "Related Agreements"):

                  (i) Agreement Not to Compete and Confidentiality Agreement, among the Buyer, William H. John, individually, and Seller in the form attached hereto as






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Exhibit A (the "Agreement Not to Compete"); and

         (ii) Escrow Agreement;

(e)  Seller shall deliver to Buyer the following:

         (i) All consents required for Buyer to obtain the benefits of the Contracts and Leases described in Schedules 4.5 and 4.6 hereof;

         (ii) Certified copies of the Articles or Certificates of Incorporation and Bylaws of the Company;

         (iii) Certificates of Good Standing of the Company from the jurisdiction in which the Company is incorporated and each jurisdiction in which the Company is qualified to transact business;

         (iv) Resignations from offices and directorships and releases (in a form satisfactory to the Buyer) from all current officers (other than those specified by Buyer in writing) and directors of the Company, which resignations shall not constitute a resignation of employment with the Company (other than as to William H. John, who shall resign from such employment);

          (v) The Company's corporate minute book:

         (vi) Certified copies of excerpts of the trust agreements evidencing the Seller's power and authority to execute this Agreement;

         (vii) Release and discharge of the Company's guarantees of all of the obligations of the Seller,

         (viii) Release and termination of that certain Stock Purchase Agreement dated August 30, 1990 in which Richard Rossetti is granted the right to purchase

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         stock in the Company, without any payment by or obligation to the
         Company; and

                 (ix) Release and termination of that certain Employment Agreement between the Company and William H. John, without any payment by or obligation to the Company; and

                 (x) Release and discharge of the net balance of the amount of any loans or advances made by Seller to the Company, without any payment by or obligation to the Company, and payment by the Seller to the Company of the net balance of any amounts owed by Seller to the Company, except that such balances may first be netted against each other.

                 (xi) Release of all cross default and cross collateralization provisions of the equipment leases with Michigan National Bank which are listed on Schedule 2.4(a) attached hereto.

         (f)      Buyer shall deliver to Seller the following:

                  (i) Certified copy of the Articles of Incorporation and Bylaws of the Buyer;

                 (ii) Certificates of Good Standing from the jurisdiction in which the Buyer is incorporated and each jurisdiction in which the Buyer is qualified to transact business; and

                 (iii) Certified copy of the resolutions of the Buyer's Board of Directors approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         (g) Seller shall deliver any and all other documents or instruments reasonably requested by Buyer prior to the Closing Date and necessary to transfer the Shares to the



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Buyer and to consummate the transactions contemplated hereby.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         For purposes of this Article, the "knowledge of the Seller or the Company" shall encompass all facts and information which are within the actual knowledge of those individuals listed on Schedule 4, Key Employees. Seller hereby represents and warrants to Buyer that:

         4.1      Corporate Standing and Authority.

                  (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to own its assets and to conduct its business. The Company is not required to be qualified as a foreign corporation with respect to any business under the laws of any other jurisdiction where the failure to so qualify would have a material adverse effect upon the Company and the Company does not have any material assets located in any jurisdiction other than Michigan and the Company does not own any equity interest in any other entity, other than as listed in Schedule 4.1-(a).

                  (b) Seller has the legal capacity and authority to execute this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement do not and will not violate or cause a default under any provision of Company's Articles of Incorporation or Bylaws, or result in the breach, termination or acceleration of any obligation or constitute a default or permit the termination of any right under any material mortgage indenture, lien, lease, contract, agreement, instrument, order, arbitration award, judgment or decree to which the Seller or the Company is a party or by





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which either of them or their respective properties are bound, except as listed on Schedule 4.1-(b). Company and Seller have taken all necessary action required by law. Company's Articles of Incorporation and Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement. This Agreement and each document and instrument executed pursuant to this Agreement by Company or Seller constitutes a valid and binding obligation of Company or Seller, as the case may be, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. Neither Company nor Seller are required to obtain the consent, approval or waiver of any person not a party to this Agreement to enter into this Agreement or to consummate the transactions contemplated hereby, except for the consents of the lessors and parties under various of the Leases and Contracts (as defined in Sections 4.5 and 4.6 hereof), as more fully set forth in Schedules 4.5 and 4.6 attached hereto, which consents are to be obtained on or prior to the Closing Date in accordance with the provisions of Section 3.2(e)(i) hereof

          (c) All material corporate actions of the Company have been duly recorded in its corporate minute book (a true and complete copy of which has been previously provided to Buyer) and duly authorized and adopted in accordance with applicable law and the Company's Bylaws and Articles of Incorporation.
Schedule 4.1(c) attached hereto identifies all directors and officers of the Company, all of whom shall have resigned such offices and directorships on or before the Closing Date (except as otherwise specified by the Buyer in writing).

4.2      Title to Assets/Shares.





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         (a) Company owns good and marketable title to all of its assets, free and clear of any liens, pledges, security interests, leases, claims, encumbrances, restrictive agreements or other adverse interests, charges or defects of any kind except as otherwise set forth in Schedule 4.2(a) attached hereto (the "Liens"), all of which Liens shall have been released, discharged or otherwise removed prior to or concurrently with the Closing hereunder, except as otherwise listed as an exception under Schedule 4.2-(a). Neither Company nor Seller knows of any facts or circumstances which are not disclosed or otherwise revealed in this Agreement which would adversely affect or impair the value of the Shares or the Company's assets, or which would materially and adversely affect or impair the right or ability of Buyer to carry on any of Company's operations substantially as heretofore conducted, except as otherwise disclosed in Schedule 4.2(a).

         (b) Except as described in Schedule 4.2(b)(i), all material tangible personal property owned or used by the Company is situated at its business premises and is currently used in its businesses. Schedule 4.2(b)(ii) lists or describes all material tangible personal property owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating thereto have been delivered to Buyer), and all such property is in the Company's actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner.

          (c) The Company's authorized capitalization consists of Fifty Thousand (50,000) shares of One ($1.00) Dollar par value, common stock ("Authorized Common




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Stock"). Thirty Thousand (30,000) shares of the Authorized Common Stock are currently issued, outstanding and owned by the Seller as set forth on Schedule 4.2(c) hereof (the "Outstanding Common Shares"). (The Outstanding Common
Shares are sometimes referred to herein as the "Shares"). The Shares are owned by the Seller free and clear of all liens, encumbrances and claims. No other shares of capital stock of the Company are issued or outstanding. All of the Shares are validly issued, fully paid and nonassessable. All of the rights, preferences and limitations of the Shares are set forth on Schedule 4.2(c). Except as described in Schedule 4.2(c), no person or entity (other than the Buyer) has any rights to acquire any shares of stock of the Company and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of the Company.

         (d) Seller will convey to the Buyer on the Closing Date good and marketable title to the Shares, free and clear of any and all liens, encumbrances, forfeitures, pledges, penalties, charges, judgments, security interests, buy-sell agreements, restrictive agreements, transfer restrictions, options, rights of first refusal, rights to dividends, equities, or claims or rights of others of any nature whatsoever. At the Closing, the Shares will represent all of the issued and outstanding shares of capital stock of the Company. Seller has the absolute right, power and capacity to sell and transfer the Shares to the Buyer.

4.3      Financial Statements.

(a) Seller shall make available to Buyer on or before November 3, 1997 the final balance sheets of Company for the period ending September 30, 1997 and the related statement of income for the same period (the "September Financial Statements"). Seller has


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made available to Buyer the audited balance sheets of the Company for each of the fiscal years ending June 30, 1994 through June 30, 1997 and the related audited statements of income and retained earnings and changes in financial
position for the periods then ended, including the notes thereto and    any
supplemental information provided therewith (all of which, together with the Closing Balance Sheet and the September Financial Statements, are collectively referred to herein as the "Financial Statements"). The Financial Statements

          (i)     Are true, complete and correct in all material respects;

         (ii) Fairly present the properties, assets, financial position and results of operations of its business as of the respective dates and for the respective periods stated above; and

         (iii) Have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise set forth on Schedule 4.3(a).

         (b) Adequate provision has been made in the Financial Statements for doubtful accounts receivable, all inventories are valued at the lower of cost or market with cost being valued using the first-in, first-out method, all receivables and sales are stated net of discounts, returns and allowances, all taxes due or paid are reflected and taxes not yet due and payable are fully accrued or otherwise provided for, and, except to the extent reflected therein, or as set forth in Schedule 4.3(b), neither the Company nor the Seller have any knowledge of any liability or obligation, whether accrued, absolute, or contingent, arising out of transactions entered into or any state of facts existing as of the dates thereof. No provision in the Financial Statements is necessary (except as otherwise disclosed therein),

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under generally accepted accounting principles, for liability on account of product warranties or with respect to the manufacture or sale of defective products. All extraordinary items of income or expense (as defined under generally accepted accounting principles) which are unusual or of a non-recurring nature are separately disclosed in the Financial Statements.

         (c) Except to the extent reflected therein or as set forth in Schedule 4.3(c), the Company has paid all known federal, local and foreign income, franchise, real property, personal property and all other taxes, including, but not limited to, all withholding, employment, sales, use, ad valorem and other taxes of the Company, including interest and penalties in respect thereof, if any, for the fiscal period ended June 30, 1997, all fiscal periods prior thereto, and except as set forth in Schedule 4.3(c), has paid, remitted or accrued in the Financial Statements all of the aforesaid known taxes accruing and becoming due and payable by the Company or will accrue those becoming due as of the Closing Date. Except with respect to any returns or reports, the filing of which has been duly extended, the Company has duly and accurately filed all tax returns and reports which are required to be filed, subject to permissible extensions, including, without limitation, returns and reports covering all the aforesaid taxes and has paid all taxes or other amounts reflected thereon. Seller has made available to Buyer copies of the Company's federal income, state and other tax returns filed for each of the fiscal years ending June 30, 1994 through June 30, 1997. The Company has filed returns for and paid in full all known taxes, penalties, interest and related charges and fees to the extent such filings and payments are required. The Company does not have any deficiency with respect to any tax period and is not and will not be




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     subject to any current or deferred liability with respect to taxes or penalties or interest thereon, or related charges and fees, whether or not assessed, which are not timely and adequately provided for in the tax accruals in the most recent of the Financial Statements, other than current and deferred taxes of the Company not yet due which arise solely from income earned after the date of the most recent Financial Statements and which are consistent in character and amounts with the tax accruals reflected in the Financial Statements. No consents extending or waiving the time limited for reassessment of any taxes, duties, governmental charges, penalties, interest or fines, or any statutes of limitations related thereto have been filed with respect to the Company for any fiscal year.

     The Company has withheld from each payment made to any of its officers, shareholders, directors, former directors, and employees and former employees the amount of all taxes and other deductions (including without limitation, income taxes, unemployment disability, and other required taxes and contributions) required to be withheld and has paid the same together with the employer's share of same, if any, to the proper tax or other receiving officers within the prescribed times and has filed, in complete and accurate form, all information and other returns required pursuant to any applicable legislation within the prescribed times.

     4.4 No Material Changes. Since June 30, 1997, except as disclosed in the Financial Statements, or as set forth in Schedule 4.4, there has not been, to the best of Company's and Seller's knowledge, any material adverse change or changes, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations or net worth of Company, and the business affairs of Company have been conducted in the usual and ordinary



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course and in the manner as theretofore conducted. Except as set forth on
Schedule 4.4 hereof and the other Schedules to this Agreement, since June 30, 1997, Company has not:

                  (a) sold or transferred any material asset, other than in the ordinary course of business;

                  (b) entered into any transactions affecting the Shares, or the business or operations of Company, nor acquired additional assets or entered into any contracts for the acquisition of same or incurred or increased any obligation or liability (absolute or contingent), other than in the ordinary course of business;

                  (c) paid or otherwise satisfied any obligations other than the obligations arising in the ordinary course of business, except as set forth in Schedule 4.4;

                  (d) subjected the Shares or any of the Company's assets to any Lien;

                  (e) entered into any transaction other than in the ordinary course of business;

                  (f) incurred, created or assumed any obligation for or paid for any capital expenditures in excess of Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate (other than as described in Schedule 4.4);

                  (g) issued any capital stock or, declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any capital stock or liquidated in whole or in part;

                  (h) created, incurred, or assumed any indebtedness or other liability, except for accounts payable or other current liabilities (other than for borrowed money) incurred in the ordinary course of business;




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                  (i) raised salaries or hourly rates or the rate of bonuses or commissions or other compensation of any employee, other than those made which were consistent with past practices;

                  (j) materially amended or terminated any contract, agreement, franchise, permit or license other than in the ordinary course of business;

                  (k) entered into any agreement or commitment with respect to any of the foregoing; or

                  (l) suffered any material casualty, loss, damage or destruction to any of its properties, whether or not covered by or compensated under any insurance policy.

         4.5 Leases. Schedule 4.5 sets forth a list of every lease or agreement under which Company is a lessee of, or primarily or secondarily liable under, or holds or operates, any property, real or personal, owned by any third party and used in the Company's businesses (the "Leases"). The Leases have been entered into in the ordinary course of business, are in full force and effect, are valid and binding obligations of the parties thereto, and no defaults exist thereunder. Buyer has been furnished with true and complete copies of all Leases described on Schedule 4.5.

         The Company's rights under all real estate leasehold estates (the "Leased Real Estate") are not subordinate to, or defeasible by, any lien or any prior lease thereon. There are no ground subsidences or slides on such Leased Real Estate. The Leased Real Estate and the improvements thereon are fully accessible by public roads, are free, to the best of Company's and Seller's knowledge, from strips, gores and enclaves, and, to the best of Company's and Seller's knowledge, the improvements thereon do not encroach onto the property of other persons. No governmental authority having jurisdiction over such Leased Real Estate has given any notice of a possible future


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imposition of assessments affecting the properties or to exercise the power of eminent domain. The Leased Real Estate is adequately serviced by utilities, including but not limited to, water, sewage, gas, waste disposal, electricity and telephone.

         4.6 Contracts. Schedule 4.6 contains a list of all contracts, agreements and other instruments of any type or kind to which Company is a party (the "Contracts") (other than oral employment agreements terminable by Company at will without penalty under which the only obligation of Company is to make current wage payments and provide current fringe benefits), including, without limitation, any:

                  (a) manufacturer's representative, distributor, license, sales, agency or other contract which is not terminable at will without penalty;

                  (b) guarantee of any obligations of customers or others; or

                  (c) other contracts or commitments, except for any contract continuing for a period of less than three months or involving payments of less than One Hundred Thousand ($100,000) Dollars over its remaining term (including periods covered by any option to renew by either party).

Buyer has been (or will be before the expiration of the General Investigation Period) furnished with true and complete copies of all Contracts described on the foregoing Schedule.

         The Contracts have been entered into in the ordinary course of business, are in full force and effect, and are the valid and binding obligations of the parties thereto, and no defaults exist thereunder. The Contracts do not contain any provision, oral or written, expressed or implied, prohibiting, or requiring the consent of any third party to the transfer of the Shares to Buyer. Except as set forth in Schedule 4.19 (Related Party Transactions), all of the existing purchase



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orders, executory contracts and commitments of the Company with its customers and trade suppliers have been entered into in the ordinary course of business.

         4.7 Employee Benefit Plans. Except as set forth on Schedule 4.7, or the collective bargaining agreements listed in Schedule 4.11(a), Company has not, directly or indirectly, maintained or contributed to any employee welfare benefit plan, employee pension benefit plan, deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, hospitalization plan, employees' insurance plan or other employee or independent contractor benefit plan, agreement, arrangement or commitment (collectively the "Employee Benefit Plans"), except for normal policies concerning holidays, vacations and leaves of absence. All Employee Benefit Plans have at all times complied with and been administered according to the provisions of all applicable laws, rules, regulations, orders, judgments, decrees and other requirements of governmental authorities (collectively the "Employee Benefit Laws") except as stated in
Schedule 4.7. With respect to each Employee Benefit Plan: (1) all required reports have been appropriately filed, (2) all notices required by the Employee Benefit Laws have been appropriately filed, (3) all funding requirements and/or contributions have been timely made, and (4) there have been no actions, suits, grievances or other manner of litigation or claim with respect thereto, the assets thereof or any fiduciary thereof. Except as specifically set forth in
Schedule 4.7, there are no other Employee Benefit Plans which are subject to qualification under the Employee Benefit Laws. The Company does not maintain any welfare benefit plans within the meaning of the Employee Benefit Laws which provide for any benefits after termination of employment. No reportable events under the Employee Benefit Laws have occurred with respect to any Employee Benefit Plan, and there exists no condition or set of circumstances which could result in a reportable event. Except as stated in Schedule 4.7, the value of all accrued benefits are fully funded by the assets of such Employee Benefit Plans. True and complete copies of all Employee Benefit Plans have been (or will be before the expiration of the General Investigation Period) furnished to Buyer, together with copies the most recent determination letters with respect to each such Employee Benefit Plan, copies of all annual reports with respect thereto, and copies of the most recent actuarial reports and trustee reports with respect to each such Employee Benefit plan. The Company has not participated in any "multiemployer plan" as defined in the Employee Retirement Income Security Act of 1974, as amended. The Company has paid or accrued in the Financial Statements all amounts due and owing through the respective dates thereof to their respective employees (including bonuses or any other accrued compensation) under all Employee Benefit Plans.

         4.8 Compensation. Schedule 4.8 attached hereto contains a true and complete list showing the names of all employees of Company whose current annual compensation (including bonuses) in the aggregate equals or exceeds One Hundred Thousand ($100,000) Dollars, such employees' present annual compensation including bonus, if any, and the increases, if any, in such annual compensation for each of the calendar years 1995 through 1997 (year to date). Schedule 4.8 also contains the names of all employees of the Company who receive any compensation whatsoever (including bonuses) from Seller or any company affiliated with the Company and/or Seller and the amount of such compensation received. Schedule 4.8 also lists all membership fees in any social, country or other similar clubs or organizations which have been paid for or reimbursed by the Company for each of the calendar years 1995 through 1997 (year to date).

          4.9 Governmental Regulations and Litigation. Except as set forth in Schedule 4.9 or in the Environmental Assessments (as hereinafter defined), Company has complied with all applicable laws, orders and other requirements of governmental authorities, including all Environmental Laws (as hereinafter defined). Company is not subject to any court or administrative order, judgment or decree. Except as set forth in
Schedule 4.9 or in the Environmental Assessments, no investigation, governmental or administrative proceeding or other litigation of any kind or nature to which Company may be a party is now pending or, to the best of the Company's and Seller's actual knowledge, threatened; to the Company's and Seller's actual knowledge, no claim which has not ripened into litigation or other proceeding has been made or threatened against Company and no facts, circumstances or conditions exist which might give rise to any such claims, investigations, proceedings or litigation.

         4.10 Environmental Compliance.

              (a) Except as set forth in the Environmental Assessments, the Leased Real Estate, the use by the Company of the Leased Real Estate and the conduct thereon of the businesses of the Company has not violated any law, rule, regulation, code or ordinance of any governmental authority, including but not limited to, any federal, state, local or common law (including provisions of law or regulations scheduled for future implementation), any environmental laws rules or regulations of any governmental authority, or any of the following:

               (i)      The Resource Conservation and Recovery Act;

               (ii) The Comprehensive Environmental Response Compensation and Liability Act;

               (iii)    The Federal Occupations Safety and Health Act;

               (iv)     The Toxic Substances Control Act;

               (v)      The Environmental Protection Act;

               (vi)     The Federal Water Pollution Control Act; and

               (vii)    The Clean Air Act;

(collectively the "Environmental Laws"), and Company and Seller have not received notice of any such violation. Except as set forth in the Environmental Assessments, the Leased Real Estate is not and has not been contaminated, tainted or polluted in any manner whatsoever from the conduct of any activities of the Company prior to the Closing Date, nor will the Leased Real Estate become contaminated, tainted or polluted in any manner whatsoever from the conduct of any activities of the Company prior to the Closing Date or, to the best knowledge of the Company and the Seller, from the migration of contaminants from property adjacent to the Leased Real Estate. The Leased Real Estate does not appear on the National Priority List or any state listing which identifies sites for remedial clean-up or investigatory actions and has not been used to handle, treat, store or dispose of asbestos, PCB's, ureaformaldehyde or any hazardous or toxic waste or substance, and has not otherwise been contaminated (including, without limitation, contamination of soils, groundwater and surface waters located on or under such premises) with pollutants or other substances which may give rise to a clean-up obligation under any Environmental Laws.

         (b) Except as set forth in the Environmental Assessments, the Company has utilized, stored, disposed of and transported all hazardous, polluting and toxic substances (including petroleum products) and all wastes, whether hazardous or not, in full compliance with all Environmental Laws so as not to contaminate any property.

         (c) Schedule 4.10 lists, to the best knowledge of the Company and the Seller, all waste hauling companies at which wastes generated by the Company have been disposed of (in each case identifying such wastes). Neither the Company nor the Seller has received any notice (i) of any claim or potential responsibility for the cost of remedial clean-up or investigating any sites or areas at which such waste hauling companies disposed of any wastes generated by the Company, or (ii) that any such waste hauling companies has violated any applicable Environmental Law. No written claims, actions, protests or complaints have been filed or made by any of Company's employees, agents or any other persons with respect to the presence, use, storage or disposal of any hazardous or toxic wastes, materials or other substances by the Company through the Closing Date and, to the best of the Seller's and Company's knowledge, no reasonable basis for any such claims exist.

                  (d) The Company possesses all permits, licenses and authorizations required under the Environmental Laws to conduct its business operations as heretofore conducted, and all such permits, licenses and authorizations are valid and in full force and effect.

                  (e) Schedule 4.10(e) lists all written environmental reports, audits, assessments and written notices from any governmental agency in the possession of Seller or the Company which relate in any way to the environmental condition of the Leased Real Estate (collectively, the "Environmental Reports"). Seller has made available to Buyer true and complete copies of all Environmental Reports.

         4.11 Labor and Employment Relations. Schedule 4.11(a) attached hereto contains a true and complete list of all collective bargaining agreements between the Company and any labor organization (true and complete copies of which have been provided to Buyer), together with the names of all labor organizations which have been extended recognition by the Company as collective bargaining representative for one or more bargaining units comprising its employees, and a description of such units. Except as disclosed on Schedule 4.11(a), Company has not received notice of or been the subject of any strike, work stoppage, labor dispute, union organization drive, demands for representation, primary or secondary boycott, unfair labor practice or employment discrimination charge. Schedule 4.11(b) contains a true and complete fist of all actions before federal and state bodies (including arbitration cases), pending or closed, wherein Company is a party, which involve the labor and employment relations of Company relating to its businesses during the last five (5) years.

          4.12 Operating Condition of Assets. Except as otherwise noted in
Schedule 4.12:

          (a) Each item of the Company's inventory is in good condition, usable and saleable in the usual and ordinary course of business and meets all current customer specifications.

          (b) To the best of Company's and Seller's knowledge, the plants, buildings, machinery, fixtures, equipment, tools, dies, jigs, and improvements which are owned, used, leased or held by Company:

                   (i) are in good operating and usable condition, subject to normal maintenance and repair, and free from any material defects, such that following Closing Buyer can produce, manufacture, assemble and sell products which meet the applicable specifications and conform with the quality standards acceptable to the customers of the Company;

                   (ii) are, and the use thereof is, in compliance with all laws, ordinances and regulations of all government authorities including, but not by way of limitation, all Environmental Laws, except as set forth in the Environmental Assessments; and

                            (iii) are not the subject of, and are not affected
                   by, any condemnation or eminent domain proceedings, presently instituted or pending, and neither Company, Seller nor any officer of Company has any knowledge that such premises or properties are or will be threatened by any such proceedings.

                  (c) Neither Company nor Seller have received any notice of any claimed violation of any such laws, ordinances or regulations referred to in subparagraph (ii) above.

                  (d) the Company's assets constitute all the assets used by Company with respect to or arising out of the operation of the Company's businesses.

                  (e) All bank accounts, certificates of deposit and other deposits or accounts of the Company are as set forth on Schedule 4.12(e) attached hereto.

         4.13 Intangible Assets. Schedule 4.13 contains a true and complete list of all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used or necessary for use by Company in its businesses as presently conducted, or controlled in whole or in part by Company or directly or indirectly owned or controlled in whole or in part by Seller or any of Company's officers, directors or key employees. To the best of Company's and Seller's knowledge, all such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. Except as disclosed in Schedule 4.13, there are no agreements, contracts or obligations under which Company is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how" and other like data of Company are solely in the possession of and owned by Company, and are in such form and of such quality that, Buyer can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by Company so that such products and services meet applicable specifications and conform with the quality standards acceptable to Company's customers.

         To the best of Company's and Seller's knowledge, the conduct of Company's businesses, including the manufacture and sale of its products, does not infringe upon the patents, trademarks, trade secrets, trade names, or copyrights or other intellectual property rights, of any other party. Neither Company nor Seller have received any notice of any claim of infringement except as described in Schedule 4.13 attached hereto. Company has not disclosed in any way to any third party, other than to Buyer on a "confidential" basis or to suppliers or customers of Company on a "confidential" and "need to know" basis in the ordinary course of business, confidential information or trade secrets including, but not by way of limitation, confidential product or process data, information as to new product developments and product costs data, related to the operations of Company, nor entered into any contract or agreement to disclose any of the above to a third party.

          4.14 Insurance. Schedule 4.14 attached hereto contains a true and correct list and summary description of all material insurance coverage (including, the types of coverage, amounts of coverage, name of the insurer, expiration date and all claims made thereunder during the past three (3) years) held by Company with respect to its businesses, assets, and any property of others under Company's care, custody and/or control, including, but not limited to all policies of fire, liability and other forms of casualty insurance, product liability insurance, and group and worker's compensation insurance held by Company with respect to its businesses. All such policies (true and complete copies of which have been delivered to Buyer) are in full force and effect, the Company is not in default under any of such policies, and the Company has not received any notices of cancellation, material amendments or material increases in deductibles or premiums. The Company has not been refused any insurance by any insurance carrier at any time during the past five (5) years.

         4.15 Customers and Commitments. Schedule 4.15 lists the ten (10) largest customers of, and the ten (10) largest suppliers to, the Company during the twelve (12) month period ended June 30, 1997 (stating the dollar volume of the sales or purchases, as the case may be).

         Except as stated in Schedule 4.2(a), section c, Neither Company nor Seller have any knowledge that any supplier or customer of the Company intends to cease dealing with the Company, or intends to decrease in any material respect the amount of such person's dealings with the Company from the levels in effect during the past twelve (12) months, or that any such person would decrease in any material respect such dealings in the event of the consummation of the transactions contemplated hereby.

         4.16 Finder's or Broker's Fee. There are no broker's commissions, finder's fees or other payments of like nature payable to any person or entity in connection with the transactions contemplated by this Agreement as a result of the actions of the Seller or the Company, except for the fees payable to W.Y. Campbell & Company or its designee, which shall be the sole responsibility of the Seller, and in no event will the Buyer have any liability for any such fee or commission in connection with the transactions contemplated hereby.

         4.17 Licenses, Permits and Approvals. Schedule 4.17 contains a true and complete list and description of all licenses, permits, authorizations and approvals required by any federal, state or local governments' administrative or judicial authorities or any of Company's customers or suppliers in connection with the operation of Company's businesses. No approval of any of such organizations is required for the consummation of the transactions contemplated by this Agreement or which would materially adversely affect or impair the right or ability of Buyer following the Closing to carry on any of Company's operations substantially as heretofore conducted.

         4.18 Competitive Interests. Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded or as otherwise set forth in Schedule 4.18, neither the Seller nor the Company own, and to the best knowledge of the Seller and the Company, none of the Company's officers, directors or other key employees (including purchasing agents and departmental managers) owns, directly or indirectly, any interest or has any investment or profit participation in any corporation or other entity which is a competitor or potential competitor of or which otherwise directly or indirectly transacts business with the Company.

         4.19 Related Party Transactions. Except as stated in Schedule 4.19, all of the transactions of the Company during the past five (5) years have been conducted on an arms-length basis; to the best knowledge of the Seller and the Company, no employee of the Company has violated the published business policies of any governmental agency or customer or supplier with respect to gifts, services or corporate business practices; to the best knowledge of the Seller and the Company, the Company has not made any material payments outside the ordinary course of business to any person or entity in respect of any business with any customer or supplier of the

Company. Except as described in Schedule 4.19, the Company does not have any outstanding loans or other advances directly or indirectly to or from the Seller, any officer, director, employee, relative or affiliate of the Seller or any entity in which either of the Seller or the Company have a direct or indirect interest, other than travel advances in the usual and ordinary course of business.

         4.20 General Warranty. The representations and warranties of Seller contained in this Agreement and all schedules, exhibits, certificates, statements and other documents furnished to Buyer by Company or Seller in connection with the transactions contemplated hereby are accurate and complete, and do not and will not contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements herein and therein not misleading. Company and Seller have made full written disclosure of all facts necessary to provide Buyer with all material information with respect to the Company's businesses, assets and liabilities.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller that:

          5.1      Corporate Standing and Authority.

                   (a) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Michigan.

                   (b) Buyer has legal capacity and authority to execute this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement do not and will not violate or cause a default under any provision of Buyer's Articles of Incorporation or Bylaws, or result in the breach, termination or acceleration of any obligation or constitute a default or permit the termination of any right under any mortgage indenture, lien, lease, contract, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which it or its properties are bound. Buyer has taken all necessary action required by law, its Articles of Incorporation and Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement. This Agreement and each document and instrument executed pursuant to this Agreement by Buyer constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. Buyer is not required to obtain the consent, approval or waiver of any person not a party to this Agreement to enter into this Agreement or to consummate the transactions contemplated hereby.

                                    ARTICLE 6

                                   INDEMNITIES

6.1 Indemnification by Seller.

    (a) The Seller shall jointly and severally indemnify, defend and hold Buyer, and its officers, directors and employees harmless, from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to:

        (i) any breach or failure of any representation or warranty of the Seller contained in this Agreement or in any certificate, instrument of transfer or other agreement executed by the Company, Seller or Company's officers in connection with this Agreement;

                            (ii) any failure by the Company or Seller to perform
                   or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by Company or Seller under this Agreement;

                            (iii) reliance by Buyer on any books or records of
                   Company or the Financial Statements furnished to the Buyer, to the extent any of such information should prove to be false in any material respect.

                            (iv) any liability or claim resulting from the
                   conduct of the Company's businesses through the Closing Date (other than those reflected in the Financial Statements), including but not limited to:

                                      (A) any liability or claim for product
                             warranties, product recalls or personal injury or damage to property based on or resulting from any product manufactured or sold by Company through the Closing Date;

                                      (B) any liability or claim for any income,
                             capital, transfer, sales, use, goods and services or other tax, assessment, penalty or interest of any nature which relates to any period prior to or including the Closing Date or any liability or claim for any income, capital, transfer, sales, use, goods and services or other tax, assessment, penalty or interest of any nature which relates to any period prior to or including the Closing Date other than such accrued taxes as shall be currently owing as of the Closing Date;

                   (C) any liability or claim for workers' compensation
              benefits, health life or other insurance benefits, or any other employee benefits or claims for or by any of the Company's employees resulting from or relating to any occurrence during any period prior to or including the Closing Date which is not covered by insurance or the Company's regular benefits consistent with past practice; or

                   (D) any liability or claim resulting from the employment or termination of any employee of the Company on or prior to the Closing Date except for those vacations, paid leave and fringe benefits to which employees are entitled under the Company's regular programs, and except for any compensation or benefits payable pursuant to the employment agreements listed in Schedule
              4.6 hereof;

              (v) any agreements, contracts, negotiations or other dealings by Company or Seller with any person concerning the sale of the stock, assets or business of the Company;

              (vi) any losses incurred by the Company prior to the Closing Date which are of a nature customarily insured against by a business similar to that of the Company, but which are not covered by any insurance plans maintained by or on behalf of the Company;

              (vii) any trade or other accounts receivable (whether billed or unbilled) of the Company (net of the allowance for bad debts as reflected in the Closing Balance Sheet) which are not paid in cash without resort to legal proceedings within One

         Hundred Twenty (120) days following the Closing;

              (viii) [intentionally omitted]

              (ix) any liability or claim by any third party resulting from the conduct of the business of the Company through the Closing Date in violation of any law, rule or regulation of any governmental authority or agency;

              (x) any obligation or liability to, or claim by, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or any other party that the underfunding amount, including any excise tax, assessment, penalty or interest, with respect to or as a result of the termination of the Company's defined benefit plan shall be greater than the Termination Liability, and any other claims, obligations or liabilities relating to or with respect to such defined benefit plan; or

              (xi) any claim, obligation or liability relating to or with respect to the oil well interests owned by the Company and disclosed on
         Schedule 4.1(a) hereof (which interests shall be transferred out of the Company to one or more of the Sellers on or before Closing, without any cost or expense to the Company).

         (b) The aggregate amount of indemnification to which Buyer shall be entitled hereunder shall not exceed (i) an amount equal to the Purchase Price if such claim relates to a breach of a representation or warranty set forth in Section 4.2 hereof, or (ii) an aggregate amount equal to Ten Million ($10,000,000) Dollars if such claims relate to any other matter.

         (c) Buyer shall notify the Seller in a timely manner of any matters as to which Buyer or any of its officers, directors or employees are entitled to receive indemnification and/or defense under this Section, and shall set forth in such notice reasonable detail regarding specific facts and circumstances then known by Buyer which pertain to such matters.

         (d) In the event the Buyer has asserted a claim for indemnification under this Agreement, in addition to all other rights and remedies available to Buyer, the Buyer shall be entitled to set-off the amount of such claim against any amounts due, directly or indirectly, to Seller under any agreement or arrangement until Buyer's claim has been fully satisfied, including without limitation, any amount payable pursuant to or in connection with this Agreement or any of the agreements executed pursuant hereto.

         (e) Except with respect to claims for indemnity pursuant to Sections and 6.1 (a)(viii) and 6.1(a)(x) hereof (which shall not be subject to the limitations set forth in this Section 6.1(e)), Buyer shall not be entitled to demand payment or otherwise enforce any claim for indemnification or defense, or any right to setoff, under this Section unless the total amount of Buyer's claims under this Section (exclusive of any amounts recovered pursuant to Sections 6.1(a)(viii) or 6.1(a)(x) hereof) exceeds Two Hundred Fifty Thousand ($250,000) Dollars (the "Floor"), in which event the Seller shall only liable for such claims in excess of the Floor.

         (f) In the event that Buyer shall make any claims against Seller pursuant to Section 6.1(a)(vii) hereof, and Seller pays such claims in full, then, upon Seller's request, Buyer shall promptly transfer to Seller, as the case may be, for collection any such unpaid accounts receivables which have been paid by Seller pursuant to Section 6.1(a)(vii). In such event, Seller shall be entitled to take reasonable collection actions with respect to any account so transferred so long as such actions do not materially interfere with the business operations of the Buyer. In this connection, all payments received from any customer following the Closing Date shall be deemed to be made first in payment of the account of said customer outstanding on the Closing Date, unless otherwise designated by said customer and except for any amounts as to which there is a bona fide dispute.

         (g) Buyer shall have no right to indemnification, defense or setoff under this Section unless Buyer provides the notice required under Section 6.1(c) within (i) six (6) years following the Closing Date if such claim relates to a breach of a representation or warranty set forth in Sections 4.1, 4.2, 4.3(c), 4.7 or 4.10 hereof or if such claim is pursuant to Sections 6.1(a)(x) or 6.1(a)(xi) hereof, or (ii) two (2) years following the Closing Date if such claim relates to any other matter.

    6.2  Indemnification by Buyer.

         (a) The Buyer shall indemnify, defend and hold harmless Seller, and its officers, directors and employees, from, against and with respect to any claim, liability, obligation, loss damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigation, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to:

              (i) any breach or failure of any representation or warranty of the Buyer contained in this Agreement or in any certificate, instrument of transfer or other agreement executed by the Buyer in connection with this Agreement; or

              (ii) any failure by the Buyer to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by Buyer under this Agreement.

         (b) Seller shall notify Buyer in a timely manner of any matters as to which Seller or any of its officers, directors or employees are entitled to receive indemnification and/or defense under this Section, and shall set forth in such notice reasonable detail regarding specific facts and circumstances then known by Seller which pertain to such matters.

         (c) Seller shall have no right to indemnification or defense under this Section unless Seller provides the notice required under Section 6.2(b) within two (2) years following the Closing Date.

    6.3 Third Party Claims. In the event either party makes a claim for indemnification under this Agreement as a result of any action, suit, proceeding, claim, demand or assessment brought by a third party (a "Third Party Claim"), then the party seeking indemnification (the "Indemnitee") shall advise the indemnifying party (the "Indemnitor") of the same in the notice pursuant to
Section 6.1(c) or 6.2(b) hereof and include a copy of all relevant materials with respect to such Third Party Claim received by the Indemintee, and such Third Party Claim, shall be administered as follows:

         (a) The Indemnitor shall, at its own expense, contest and defend such Third Party Claim, provided, however, Indemnitee shall have the right to participate in such defense (the costs and expenses of which shall be borne by the Indemnitee) and, provided, further, in the event the Indemnitor shall fail to proceed with reasonable diligence in defending any Third Party Claim, then the Indemnitee, upon reasonable notice to the Indemnitor stating its objections to the conduct of the defense by the Indemnitor, shall have the right to take over the defense of the Third Party Claim, with the reasonable costs and expenses of such defense to be borne by the Indemnitor. In no event shall the Indemnitor have the right to settle any Third Party Claim without the prior written consent of the Indemnitee, nor shall the Indemnitee have the right to settle any Third Party Claim without the prior written consent of the Indemnitor. Consent to the settlement shall not be unreasonably withheld.

         (b) Each party shall cooperate with each other in connection with any such Third Party Claim and provide each other with reasonable access to any books, records or other documents or information which they may possess relating to such claim.

    6.4 Payment and Interest. In the event any party is entitled to indemnification hereunder, such amounts shall be paid or the defense of the claim undertaken, by the indemnifying party within thirty (30) days following such indemnifying party's receipt of notice of such claim. In the event such amounts are not paid or such defense is not undertaken within such thirty (30) day period, any unpaid amounts ultimately determined to be due and owing shall bear interest from and after the expiration of such thirty (30) day period at the prime rate of interest charged from time to time by Comerica Bank plus two (2%) percent, until the date of payment.

                                  ARTICLE 7

                            CONDITIONS TO CLOSING

    7.1 Buyer's Conditions. Buyer's obligations under this Agreement are, at the option of

Buyer, unless waived in writing, subject to the condition that on the Closing
Date:

         (a) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representatives and warranties had been made on and as of the Closing Date;

         (b) Seller shall have performed and complied with all agreement and covenants contained herein on Seller's part required to be performed or complied with on or prior to the Closing Date;

         (c) Buyer shall have received a certificate executed by Seller dated the Closing Date, as to the matters set forth in Sections 7.1(a) and (b) hereof;

         (d) During the period between the date hereof and the Closing Date, there shall have been no material adverse change occurring in the assets, businesses, operations or financial condition of the Company;

         (e) To the extent required, the premerger notifications pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have been filed and the waiting period and other requirements pursuant thereto shall have expired or otherwise been complied with and there shall be no action taken or instituted by the Department of Justice, the Federal Trade Commission or other governmental body or agency to delay or otherwise enjoin the transactions contemplated hereby; and

         (f) Buyer having completed its purchase investigation (as set forth in Section 8.1 hereof), and Buyer having not provided a notice of termination of this Agreement to the Seller pursuant thereto.

    7.2 Seller's Conditions. Seller's obligations under this Agreement are, at the option of Seller, unless waived in writing, subject to the condition that on or before Closing Date:

         (a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date;

         (b) Buyer shall have performed and complied with all agreements and covenants contained herein on its part required to be performed or complied with on or prior to the Closing Date;

         (c) Seller shall have received a certificate executed by Buyer, dated the Closing Date, as to the matters set forth in Sections 7.2(a) and (b) hereof, and

         (d) To the extent required, the premerger notifications pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have been filed and the waiting period and other requirements pursuant thereto shall have expired or otherwise been complied with and there shall be no action taken or instituted by the Department of Justice, the Federal Trade Commission or other governmental body or agency to delay or otherwise enjoin the transactions contemplated hereby.

                                    ARTICLE 8

                                    COVENANTS

    8.1 Purchase Investigation.

         (a) Buyer shall have the period from the date hereof until November 7, 1997 (the "General Investigation Period") (which date may be extended until November 15, 1997 if such extension is required by the Buyer and the Buyer has theretofore proceeded with reasonable diligence), within which to complete a general purchase investigation reviewing the financial and operating aspects of the proposed acquisition to satisfy itself as to the viability of the same. Buyer shall also have the period from the date hereof until November 22, 1997 (the "Environmental Investigation Period") (which date may be extended by Buyer until December 23, 1997 to the extent reasonably required to complete the Phase II environmental assessments described below), within which to complete a purchase investigation reviewing the environmental aspects of the proposed acquisition to satisfy itself that it will have no liability as to the same. On or before the expiration of the Environmental Investigation Period, Buyer shall commission and complete, at Buyer's expense, a standard Phase I environmental assessment of all premises leased by the Company, conducted by Geraghty & Miller, together with those Phase II environmental assessments of such premises as Buyer deems appropriate (the cost of such Phase II environmental assessments, however, shall be shared equally between the Buyer and the Seller). Such Phase I and Phase II environmental assessments shall be collectively referred to herein as the "Environmental Assessments". Buyer shall provide copies of the Environmental Assessments to Seller as soon as they are available. The General Investigation Period and the Environmental Investigation Period are collectively referred to herein as the "Investigation Periods". During the Investigation Periods, Seller shall provide Buyer and its representatives full access during normal business hours to all of the property, books and records of the Company (including, without limitation, all hazardous, toxic or other waste investigations of all premises owned, leased or used by the Company) and to permit Buyer and its representatives to physically inspect all of the Company's assets and facilities, to conduct the Environmental Assessments, to interview such personnel of the Company as Buyer shall deem appropriate with prior notice of the same to Seller, and to interview customers of the Company with Seller's prior consent. At any time prior to the expiration of the General Investigation Period, Buyer shall have the absolute right, in its sole discretion and for any reason whatsoever, to terminate this Agreement by giving written notice thereof to Seller at the address set forth herein. At any time prior to the expiration of the Environmental Investigation Period, if Buyer is not satisfied with the environmental aspects of the proposed acquisition for any reason, Buyer shall have the absolute right, in its sole discretion, to terminate this Agreement by giving written notice thereof to Seller at the address set forth above. In the event of any such termination, this Agreement shall become null and void and neither party shall have any other or further liability to the other hereunder. In the event that any of the Environmental Assessments disclose any material environmental problems (the "Environmental Problems"), and the Buyer has not agreed in writing to waive making any claim against the Seller with respect to such Environmental Problems on or before the expiration of the Environmental Investigation Period, then in such event the Seller shall also have the right to terminate this Agreement on or before the expiration of the Environmental Investigation Period by written notice thereof to Buyer within such period, in which event this Agreement shall become null and void and neither party shall have any other or further liability to the other hereunder (other than the sharing of the Phase II environmental assessment costs as set forth above). In the event that the Buyer has agreed in writing to waive making such claims against Seller, then in such event Buyer shall indemnify, defend and hold the Seller, and its successors and assigns, harmless from and against and with respect to any and all liabilities, obligations, claims, damages and expenses (including, reasonable attorneys and consultant fees) which Seller may incur solely in their capacity as shareholders of the Company as a result of such Environmental Problems. In the event that the Buyer has not so agreed to waive any such claim against the Seller and in the event that the Seller does not so elect to terminate this Agreement and the transactions contemplated by this Agreement are consummated, then in such event Seller shall, jointly and severally, indemnify, defend and hold the Buyer and the Company, and their successors and assigns, harmless from and against and with respect to any and all liabilities, obligations, claims, damages and expenses (including, reasonable attorneys and consultant fees) which they may incur as a result of such Environmental Problems, and Seller shall waive making claim against the Buyer or the Company, or their successors or assigns, with respect to such Environmental Problems under any lease or other agreement with the Buyer or the Company. In the event this transaction is consummated, the purchase investigation contemplated hereby shall not diminish or replace the reliance Buyer is placing on obtaining the representations, warranties and indemnification provisions set forth in this Agreement.

         (b) From and after the date hereof until the Closing, neither Company nor Seller shall:

              i. Enter into any agreement with any other party regarding the sale of the stock or assets of the Company; or

              ii. Disclose the existence of this Agreement, the terms contained herein or Buyer's interest in acquiring the Shares, without the prior written consent of the Buyer; provided, however, Company and Seller may discuss such matters with their officers, agents, lenders, accountants and lawyers.

         (c) Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party to this Agreement.


                                   ARTICLE 9

                                  MISCELLANEOUS

    9.1 Additional Documents. Following the Closing, Buyer and Seller shall execute and deliver any and all other documents and take such other actions as may be reasonably requested by the other which are necessary or desirable to effectuate the terms of this Agreement. Following the Closing, Buyer shall make all records and books provided hereunder, including financial and historical records of Company, available to Seller, or to his representatives, on the premises of the Buyer upon reasonable notice and for a reasonable purpose, and shall make available facilities to make any copies which Seller, or his representatives may reasonably request. Buyer shall be entitled to reimbursement of its actual costs incurred in providing such copies.

    9.2 Survival. All representations, warranties, covenants and agreements of the parties set forth in this Agreement, shall survive the Closing and continue in full force and effect in accordance with the terms hereof after the consummation of the transactions contemplated hereby.

    9.3 Interpretation. Article titles, Schedule titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be deemed an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

    9.4 Entire Agreement. This Agreement, the Related Agreements and the Appendices, Schedules and Exhibits attached hereto, constitute the entire agreement among the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. All prior negotiations, writings and discussions between the parties (other than that certain confidentiality agreement between the parties) are merged in this Agreement. The parties hereto, by mutual agreement, may amend, modify and supplement this Agreement. Any supplement, modification, or amendment of this Agreement shall not be binding unless executed in writing.

    9.5 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                 (a)      To Buyer at:

                                  c/o Talon Automotive Group LLC
                                  900 Wilshire Dr.
                                  Suite 203
                                  Troy, Michigan 48084
                                  Attention: David J. Woodward
                 with a copy to:

                                  Timmis & Inman L.L.P.
                                  300 Talon Centre
                                  Detroit, Michigan 48207
                                  Attn: Richard M. Miettinen

                 (b)      To Seller at:

                                  c/o William H. John
                                  2295 Lake Angelus Road
                                  Lake Angelus, MI 48326

                 with a copy to:

                                  Melvyn S. Goldstein
                                  Attorney at Law
                                  Berry Moorman P.C.
                                  255 E. Brown St., Suite 320
                                  Birmingham, MI 48009


Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

    9.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.

    9.7 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is in writing and, as to the Seller, if it is executed by him, or, as to Buyer, if it is executed by its President. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

    9.8 Expenses. Buyer and Seller shall each pay their respective costs and expenses incident to their negotiation and preparation of this Agreement and to their performance and compliance with all agreements and conditions contained herein on their respective parts to be performed or complied with, including the fees, expenses and disbursements of their respective counsel and accountants. Charges to Seller incurred after September 29, 1997 shall be charged to the Seller and not to the Company. To the extent that the Company pays such charges for Seller's counsel and accountants for services after September 29, 1997, such payments shall be treated as a loan by the Company to Seller to be repaid at Closing.

    9.9 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

    9.10 Assignment. The rights and obligations under this Agreement may not be assigned, except by the Buyer (without discharge of its obligations hereunder). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person (other than the parties hereto and their respective successors or permitted assigns) any right, remedy or claim under or by reason of this Agreement.

    9.11 Remedies. In the event of any breach of this Agreement by the Seller, Seller hereby acknowledges and agrees that the Shares are unique and that the remedy at law would be inadequate, and, in such event, in addition to any other remedy provided herein or by law or in equity, the Buyer shall be entitled to specific enforcement of the terms hereof, including, without limitation, appropriate injunctive relief in any court of competent jurisdiction, and that no bond or other security shall be required in connection therewith.

    9.12 Attorneys Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and costs and expenses of litigation from the non-prevailing party.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:                                    BUYER:

                                           PRODUCTION ACQUISITION INC.

William H. John                            By: David J. Woodward
----------------------------------------       ---------------------------------
William H. John, Trustee of the                David J. Woodward, Vice President
William H. John Amended and
Restated Revocable Trust U/A/D 10/10/95

Story S. John
----------------------------------------
Story S. John, Trustee of the
Story S. John Amended and Restated
Revocable Trust U/A/D 12/8/95


Melvyn S. Goldstein
----------------------------------------
Melvyn S. Goldstein, Trustee of the
John Irrevocable Gift Trust
U/A/D 12/29/94

                                  GUARANTEE

         The undersigned hereby guarantees all those obligations of Production Acquisition Inc. to Seller under that certain Stock Purchase Agreement dated the date hereof between such parties (the "Purchase Agreement") to the extent that such obligations arise from and after the date hereof and continue through the Closing Date; provided, however, upon the consummation of the transactions contemplated by the Purchase Agreement, the foregoing guarantee shall be void and of no force and effect.

Dated: October 17, 1997                    TALON AUTOMOTIVE GROUP L.L.C.

                                           By: David J. Woodward
                                               ---------------------------------
                                               David J. Woodward, Vice President

                                LIST OF SCHEDULES

2.4 (a) Equipment Leases Excluded From Financed Debt
3.2 (b) Opinion of Buyer's Counsel
3.2 (c) Opinion of Seller's Counsel
4.0     Key Employee
4.1 (a) Ownership of other Equity Interests
4.1 (b) Breach or Acceleration of other Contracts
4.2 (a) Security Interests, Leases and Claims
4.2 (b) (I)  Property owned or used by Company not at Company Premises
4.2 (b) (ii) Material Property owned by or in which 3rd Party has Claim
4.2 (c) Outstanding Common Shares (Rights, Preferences and Limitations)
4.3 (b) Possible Liabilities or Obligations
4.3 (c) Taxes
4.4     Material Changes
4.5     Leases and Third Party Property (2 Schedules)
4.6     List of Contracts (2 Schedules)
4.7     Employee Benefit Plans
4.8     Compensation of Highly Compensated Employees
4.9     Exceptions to Governmental Compliance and Pending Proceedings or
        Litigation
4.10    Waste Hauling Companies
4.10(e) Environmental Reports
4.11(a) Collective Bargaining Agreements
4.11(b) Labor & Employment Relations Actions
4.12    Condition of Assets
4.13    Patents, Trademarks, Tradenames & Licenses
4.14    Insurance Contracts
4.15    Customers & Suppliers

                                SCHEDULE 2.4(a)

                   EQUIPMENT LEASES EXCLUDED FROM FINANCED DEBT

1. The following leases which do not exceed an aggregate of original cost in excess of $1,810,000:

     a. Lease of Minster Presses SN E2-400-29110 (1997) from Michigan National Bank dated September 3, 1997.

     b. Lease of Minster Press SN E2-600-28987 (1997) from Michigan National Bank dated September 5, 1997.

     C. Leases in process with Michigan National Bank for peripheral equipment pertaining to 400 Ton Minster Press, SN E2-400-29110 (1997) under lease.

     d. Lease in process with Michigan National Bank for peripheral equipment pertaining to 600 Minster Press, SN E2-600-28987 (1997) under lease.

2.   Hi-Lo Leases:

3. Vehicle Leases: (All are treated as operating leases on the books of the Company).

                                SCHEDULE 3.2(b)

                           OPINION OF BUYER'S COUNSEL

                                 SCHEDULE 3.2(b)

     1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

     2. Buyer has the full corporate power and authority to enter into the Purchase Agreement and the Related Agreements to consummate the transactions contemplated thereby and to comply with the terms, conditions and provisions thereof. The execution, delivery and performance of the Purchase Agreement and the Related Agreements have been duly authorized by the Buyer's Board of Directors and do not require any further authorization or consent of the Buyer. The Purchase Agreement and the Related Agreements constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, or other laws affecting or limiting the enforcement of creditor's rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3. The execution, delivery and performance of the Purchase Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated thereby do not:

         (a) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Buyer; and

         (b) to the best of our knowledge, conflict with or result in a breach of or default under any unwaived provisions of any indenture or credit agreement or other material agreement to which the Buyer is a party or by which it or its properties may be affected or bound.

                               SCHEDULE 3.2(c)
                         OPINION OF SELLER'S COUNSEL

                                SCHEDULE 3.2(c)

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and the Company is not required to be qualified as a foreign corporation to do business under the laws of any other jurisdiction, except where the lack of qualification would not have a material adverse effect on the Company.

     2. Sellers have the full power, capacity and authority pursuant to the Trusts and otherwise to enter into the Purchase Agreement and the Related Agreements and to consummate the transactions contemplated thereby and to comply with the terms, conditions and provisions thereof. The Purchase Agreement and the Related Agreements have been duly authorized, executed and delivered by the Sellers, and do not require any further authorization or consent. The Purchase Agreement and the Related Agreements are the legal, valid and binding obligation of Sellers enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, or other laws affecting or limiting the enforcement of creditor's rights generally and except as such enforceability is subject to general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     3. The execution, delivery and performance of the Purchase Agreement and the Related Agreements and the consummation of the transactions contemplated thereby do not and will not:

         (a) conflict with or result in a breach of the Articles of Incorporation or Bylaws of the Company; or

         (b) to the best of our knowledge, conflict with or result in a breach of or default under any unwaived provision of any indenture, credit agreement, shareholders agreement, buy-sell agreement or other material agreement to which either the Sellers or the Company are a party or by which they or their properties may be affected or bound; except for covenants with the Company's primary lender, Michigan National Bank.

         (c) violate any provision of law or any order of any court or other agency of government binding upon the Company or the Seller, provided the Hart Scott Rodino application is approved.

     4. The Company's authorized capitalization consists of ________ (50,000) shares __________ of ($1.00) Dollar par value, common stock (the "Authorized Common Stock"). Thirty thousand (30,000) shares of the Authorized Common stock are currently issued and outstanding (the "Outstanding Common Shares"). (The Outstanding Common Shares are sometimes referred to herein as the "Shares"). Sellers are the sole owners of the Shares and have full right and authority to sell the Shares to the Buyer. No other shares of capital stock of the Company are issued or outstanding. All of the rights, preferences, and limitations of the Shares are set forth on Schedule 4.2(c) to the Purchase Agreement.

     5. To the best of our knowledge, except as disclosed in the Purchase Agreement, no litigation or other proceedings before any court or administrative agency is pending against the Company or the Sellers.

                                   SCHEDULE 4

                                 KEY EMPLOYEES

William H. John                     Chairman and CEO
Richard A. Rossetti                 President and COO

Vicki L. Barnett                    Vice President-Finance
Richard Murray                      Vice President-Marketing
Jeffrey Brune                       Vice-President-Manufacturing
                                    Acting Chief Engineer

Richard Burchette                   Plant Manager-New Baltimore

Brian Berger                        Director of Operation-Oxford

Melvyn S. Goldstein                 Outside General Counsel (Mr. Goldstein is Assistant Secretary of
                                    the Company, but is not included on this list in such capacity.)
                                    Nothing contained in this Agreement nor the fact that Mr.
                                    Goldstein is included on this list shall require the disclosure of information given to Mr. Goldstein within the protection of the attorney-client privilege nor shall such facts constitute a waiver of the attorney-client privilege between the Company and Mr.
                                    Goldstein, Wright & Goldstein nor Berry Moorman.



                                 SCHEDULE 4.1 a

                       OPERATIONS OUTSIDE OF MICHIGAN AND
                       OWNERSHIP OF OTHER EQUITY INTERESTS

     1. See Schedule 4.9 for status of qualification to do business outside of Michigan.

     2. The Company owns 50% of the common stock of Sportswatch, Inc., a Michigan corporation. Sportswatch, Inc. is the lessee of a suite at the Palace of Auburn Hills, Michigan.

     3. The Company also owns a number of working interests in dormant oil wells in Illinois. .

                                 SCHEDULE 4.1(b)
                   BREACH OR ACCELERATION OF OTHER CONTRACTS:

     1. Financing arrangements with the Company's principal lender Michigan National Bank allow for acceleration of all due dates in the event of a change in control of the Company. This financing other than press leases, will be paid at the time of closing.

                               SCHEDULE 4.2(a)

                          SECURITY INTEREST, LEASES AND
                      POSSIBLE CLAIMS ADVERSE CIRCUMSTANCES

A.   Liens:

     1. Michigan National Bank has been granted security interests in all assets of the Company to secure its various credit lines to the Company. These debts will be paid at the time of closing.

B.   Leases:

     1.  Leases of Minster Presses from Michigan National Bank (see Schedule 2.4
(a))

     2. Leases of various automobiles, copies of which have been separately supplied to Buyers.

     3. Leases of Hi-Lo equipment, copies of which have been separately supplied to Buyer. The above leases will continue as part of the Company's obligations after the closing.

C.   Possible Adverse Circumstances:

     The following circumstances could have an adverse effect on the ability of the Company to carry on its operations substantially as previously conducted.

     1. The Company needs to expand plant facilities to fully accommodate probable new jobs. After the development of its projections for future sales, the Company was approached by TRW to take over approximately $8,000,000 of work currently being produced by MSI. As a condition of being awarded that work, the Company was required to agree to the price roll back program of TRW and to pursue opening a facility near TRW's Cookville, TN location.

     2. There is limited availability of skilled labor in areas where the Company currently has its plants.

     3. For at least five (5) years the entire automobile industry has experienced extreme pressures from OEMs for annual price concessions. While the Company is confident that it will be able to accommodate these pressures from its customers in accordance with its past practices, nevertheless this factor could have a material adverse effect in the future, depending upon the attitudes and policies adopted by the Company's customers. While the Company has experienced a reduction in its profits in past years, nevertheless it has effectively minimized the impact of such price rollback policies through its program of continuous improvement and by price negotiations. Within ten (10) days after the date hereof, Seller shall disclose to Buyer in writing all formal requests for price concessions of which Seller is aware

     4. From past experience certain factors could have an adverse effect on the Company these include a rapid acceleration of material costs, a substantial downturn in annual vehicle sales, strikes at customer facilities and similar items beyond the control of the Company.

     5. The Company has entered into the "steel resale program" with General Motors. Under this program, General Motors negotiates a price with certain steel suppliers to be the standard in making sales to its suppliers. In order to stay on the bid list with GM, it is necessary for its stamping suppliers to participate in the steel resale program. When the available pricing for the steel in the open market is significantly below that of steel resale program suppliers, the Company has taken advantage of this disparity by purchasing certain steel in the open market. Thus far, the balance of such open market purchases has not caused General Motors to protest this activity, although the Company has not been required to undergo a steel resale program audit by GM. Recently, however, GM has requested that the Company work toward full participation in the steel re-sale program. GM has stated that if the Company incurs increased steel costs at the resale program matrix costing system, the Company will be allowed to pass through such increases in costs to GM.

     6. It is important that the proposed transaction be disclosed to the Company's customers. There is a possibility that such customers will object to the change of control. Such factors should be explored to the Buyers satisfaction during the due diligence period. Active Manufacturing has placed approximately $3,000,000 of work with the Company. Upon learning of the Buyer's possible future involvement with the Company, it expressed concern as it considers itself a direct competitor of the Buyer's affiliates.

                              SCHEDULE 4.2(b)(1)

                        PROPERTY OWNED OR USED BY COMPANY
                            NOT AT COMPANY PREMISES.

     1. The Company owns the following equipment located at its related supplier Midwest Products and Manufacturing, Inc. which will be returned upon request of the Company without costs other than rigging and transportation.

     1   200 Ton Minster Press with feed
     1   150 Ton IOB Press
     2   Pneumatic assembly machines
     2   Miller MIG welders
     1   Tumbler
     1   Salt spray cabinet
     1   150 KVA welder
     2   Computers
         Dies and tooling belonging to the Company

         Note: 1 press at the Oxford Plant belongs to Midwest

     2. The Company has an exhaust system at WRJ Manufacturing, Inc., a related Company, which will be returned upon request of the Company, without costs other than rigging and transportation

     3.  Purchased presses not yet delivered to Company:

         1    Bliss 400 ton Press at Universal press (an equipment broker).

     4.  Vehicles utilized by officers and employees.

     5. Inventory, WIP, tools, dies and fixtures as well as material handling items at various sub-contractors and outside processors.

     6. Presses and other equipment not currently in use, but owned by the Company located at its premises.

     7. Obsolete and service inventory at Industrial Packaging, Inc., Detroit, Michigan totaling $199,000 on the June 30, 1997 financial statement.

                             SCHEDULE 4.2(b)(ii)

                     MATERIAL PROPERTY OWNED BY OR IN WHICH
                              THIRD PARTY HAS CLAIM

     1.  Sportswatch, Inc. - Suite at Palace

     2. 2 Minster Presses 400 Ton and 600 Ton Leased from Michigan National Bank and peripheral equipment.

     3.  Tooling belonging to Customers

     4.  Leased vehicles, Hi-Los and office equipment per Schedule 4.2(a).

                                SCHEDULE 4.2(c)

OUTSTANDING COMMON SHARES; RIGHTS, PREFERENCES AND LIMITATIONS

1.   The issued and outstanding shares of the Company are:

                                              %         # of Shares
                                              -         -----------

     William H. John, Trustee                 82.8%         24,830

     Story S. John, Trustee                   13.5%          4,050

     Melvyn S. Goldstein, Trustee              3.7%          1,120
                                                            ------
     Totals                                    100%         30,000

2. The rights and preferences of the shares of the Company are stated in its Articles.

3. Rick Rossetti's right to acquire $2,000,000 worth of stock on death of William H. John according to the agreement dated August 30, 1990, which right lapses upon the sale of the controlling interest in the Company.

                                SCHEDULE 4.3(b)

                       POSSIBLE LIABILITIES OR OBLIGATIONS

     1. Suit by McPherson for slip and fall liability for which Company is insured by Zurich American Insurance Company (see Schedule 4.9).

     2. Suit by Wafaa Hannah for alleged civil rights violation (see Schedule 4.9).

     3.  Various Union grievances as described in Schedule 4.9.

     4. Various worker compensation claims covered by workers compensation insurance. Theses claims are described in a summary of employee circumstances prepared by the Company, a copy of which has been given to Buyer.

     5. Results of payroll audit for year ending June 30, 1997 shows a Company liability of $75,222 in premium due to Zurich-American Insurance Company for workers compensation insurance. Since this amount was not known at time that field work for the audited statement was completed, it was not accrued in that statement. However, the liability for the previous year end adjustment was recognized in the year ending June 30, 1997.

                                SCHEDULE 4.3(c)

Company will accrue or pay as of the Closing Date all of the federal, state and local taxes not yet due at the time of this Agreement, but which will be owing as of the Closing Date.

                                  SCHEDULE 4.4

                                MATERIAL CHANGES

     1. On October 3, 1997, the Company entered into an agreement with TRW agreeing to participate in its rebate program and to review the possibility of developing a stamping manufacturing facility in Tennessee during calendar year 1998.

     2. The Company leased 2 Minster Presses and peripheral equipment and feeds (see Schedule 2.4(a)).

     3. Since May, 1997 the President and Chief Financial Officer, together with their respective support staff have been intensively involved in the preparation of materials to support a change in control of the Company. These activities have been outside of the ordinary course of the business and have seriously restricted the availability of these officers to attend to their regular duties.

     4. A new tooling line of credit has been established with Michigan National bank for $3,500,000. Advances are based upon 75% of supplier interim payment invoices to the Company. This debt is anticipated to be discharged at closing.

     5. Capital expenditures aggregating over $100,000 have been made in gearing up for new jobs. The two new Minster presses installed that the New Baltimore location had an aggregate cost of $1,800,000 with peripheral equipment, all of which will be included in the lease arrangements with Michigan National Bank. In addition, General Motors has instituted a new returnable packaging program which has required extra ordinary initial investment by the Company (prior to June 30, 1997).

     6. The Company will pay the dividend accrued as of 6/30/97 in the amount of $30,000. The Company retained the services of W.Y. Campbell & Company to evaluate the marketability of the Company and paid it a fee of $50,000 for such consultation. Additional services were performed by Berry Moorman P.C. in conjunction with such evaluation. Since June 30,1997 the charge for such served was approximately $18,380. The Company has also paid those bonuses which were accrued as of June 30, 1997, which bonuses were consistent with past practices of the Company.

     7. As a result of the change of control contemplated by this Agreement, it is anticipated that the Company will terminate its business relations with the related companies: Midwest Products & Manufacturing and WRJ Manufacturing, Inc. Such termination is likely to result in the inability of those entities to pay-off the indebtedness owed by them to the Company.

     8. It is anticipated that certain obligations of the Company to William H. John will be offset against sums owing by William H. John to the Company and the net balance owing to William H. John will be paid to him. The total amount owing to Mr. John (other than for salary) is less than $100,000 before any setoffs.

     9. The Company entered into the letter agreement of October 3, 1997 with TRW as described in Schedule 4.2(a).

                                  SCHEDULE 4.5

                         LEASES AND THIRD PARTY PROPERTY

1. The Master Lease with Michigan National Bank covering the two (2) Minster Presses identified in Schedule 2.4(a) has a cross-default provision with other financing through that Bank. The parties will seek the consent to the continuation of the Lease notwithstanding the change of control of the Company, as well as the deletion of the cross default and cross collateralization provisions

2. See schedule of Hi-Lo, automobile and office equipment leases attached hereto

3. Lease dated August 5, 1994 between the Company and John Realty Investments Inc. regarding property located at 50911 Richard West Blvd., Chesterfield Twp., Michigan, with Addendum

4. Lease dated June, 1993, between the Company and Marie Schena regarding property located at 29303 Kehrig Dr., Chesterfield Twp., Michigan, with Rider

5. Lease dated November 21, 1989 between William H. John, Trustee of the William H. John Amended and Restated Revocable Trust u/a/d February 5, 1985 as amended, regarding property located at 28175 William Rosso Highway, New Baltimore

6.   Lease dated August 5, 1991 between the Company and James L. and Betty
     L. Guy regarding property located at 2300 X-Celsior Drive, Oxford, Michigan

7. Michigan National Bank is the primary mortgagee of the facility at 28175 Win. Rosso Hwy and has a second mortgage on the property as collateral for the Company's credit facility with that bank. The so called "MIG building" just east of the main New Baltimore plant is being purchased on Land Contract by William H. John, Trustee form Wamco Corporation. Seller believes that the leased facilities in Oxford, the warehouse on Richard West Boulevard and the TRW building in New Baltimore just to the northeast of the main plan) are all subject to underlying mortgages which could result in the ouster of the Company's occupancy if defaulted.

8.   Most of the dies and tooling used by the Company belong to customers.

9. Certain employees may have their personal hand tools at the Company facilities to assist in their jobs.

10. The scrap contractor has various containers belonging to it at the Company plants to accommodate the removal of scrap.

11. The Company has numerous customer returnable containers at all of its locations.

                                  SCHEDULE 4.6

                                LIST OF CONTRACTS

1.   Employment Agreement dated August 29, 1986 between the Company and William
     H. John

2. Employment Agreement dated August 30, 1990 between the Company and Richard Rossetti, as amended August 4, 1995

3.   Employment Agreement dated February 15, 1994 between the Company and Vicki
     L. Barnett

4. Employment Agreement dated April 3, 1990 between the Company and Richard D. Murray, as amended by two page Amendment of Contract of Employment which memorializes and confirms past dealings between the parties and relates to Paragraph 3(a) of the Employment Agreement

5.   Employment Agreement dated Nov. 1, 1991 between the Company and Thomas
     Davis

6. Stock Purchase Agreement dated August 30, 1990 between William H. John Revocable Trust u/a/d Feb. 8, 1990 and Richard Rossetti

7. Output Contract dated July 1, 1995 between the Company and Ferrous Processing & Trading Co.

8. Other oral arrangements for purchase and removal of scrap entered into in the ordinary course of business which are terminable upon 30 days notice or less

9. Various service contracts with suppliers for servicing trash removal, office equipment and computers, tool cleaning, waste oil removal, landscaping and snow removal and similar services, all of which have been entered into in the ordinary course of business and have terms less than one year

10. The Company has a Split Dollar life Insurance Agreement with William H. John which will be terminated at Closing

11. The Company has an oral agreement with General Motors to participate in its steel resale program

12. The Company has a letter agreement with TRW dated Oct. 3, 1997 to participate in its "rebate" program and to open a facility in Tennessee

13. The Company has agreements with General Motors, Active and Delphi to grant price roll backs each year, which agreements have been or will be provided to Buyer in writing on or before the expiration of the General Investigation Period

14. The Company has purchase orders from all of its customers for all of its current production. All such purchase orders from those customers listed in Schedule 4.15 are in the forms which will be provided to Buyer within 7 days

15. The Company has current purchase orders outstanding for materials to be supplied, dies and tools to be built and serviced, sub-contract work to be performed and shipping contracts, all using form attached hereto

16. The Company has casualty, liability and workers compensation insurance, hospitalization insurance, life and disability insurance, a defined benefit plan, employee 401(k) profit sharing plan as set forth in other schedules attached hereto

17.   See collective bargaining agreements set forth in Schedule 4.1l(a)

18. Requirements Contact between the Company and Parkin Welding SPLS dated July 1, 1996

19. Exclusive Service Agreement between the Company and Usher Oil dated July 1, 1996

20.   Service Agreement between the Company and Sterling Sanitation, Inc.

21. Service/Supply Agreement between the Company and Mechanics Uniform Rental Company effective October 22, 1992

22. Service/Supply Agreement between the Company and Cintas effective January 10, 1997

23. Service Agreement between the Company and J.R. Lawn Service expiring October 31, 1997

24. Service/Supply Agreement between the Company and Tri-County Coffee Service dated August 23, 1995

25.   See leases described in Schedule 4.5

                                  SCHEDULE 4.7

                             EMPLOYEE BENEFIT PLANS

     1. The Company has the following welfare benefit programs for its employees, but has not developed a formal plan in compliance with IRC Section. 79 to cover them nor has it provided qualifying summary plan descriptions to its employees. (The Company has individual group plans with benefit summaries which have been provided to the employees):

     a.  Group hospitalization insurance

     b.  Group life insurance

     c.  Group short-term disability insurance

     2. The Company contributes to the Split Dollar Life Insurance Agreement for William H. John.

     3. The Company has a Salaried Employees' Defined Benefit Plan frozen as of 6/30/97. Summary Plan Descriptions for these plans were not issued on a timely basis to the participants. Funding for the Defined Benefit Plan has been paid to a "current" level, but will have an estimated shortfall of approximately $375,000 if this Plan is terminated. Summary Plan Descriptions for the Defined Benefit Plan were not issued on a timely basis to the salaried employees.

     4. The Company has Salaried Employees' 401(k) Profit Sharing Plan and an Hourly Employee 401(k) Profit Sharing Plan

                                  SCHEDULE 4.8

                  COMPENSATION OF HIGHLY COMPENSATED EMPLOYEES

William H. John

Richard A. Rossetti

Richard Murray

Thomas Davis

Vicki Barnett

Jeffrey Brune



          See attached detail of wages and memberships.


                         Bonuses                    Annual Salary                      Commissions
--------------------------------------------------------------------------------------------------
1995 - Calendar Year l/1/95 to 12/31/95
Vicki Barnett                     $10,000.00                     $81,922.71
Rick Rossetti                     $50,000.00                    $226,442.22
Jeff Brune                        $20,000.00                     $73,845.90
Tom Davis                              $0.00                    $108,173.25
William John                           $0.00                    $221,153.74            $454,770.00
Rick Murray                            $0.00                    $223,865.70
---------------------------------------------------------------------------
TOTAL                             $80,000.00                    $935,403.52            $454,770.00


1996 - Calendar Year 1/1/96 to 12/31/96
Vicki Barnett                     $20,000.00                    $100,384.41
Rick Rossetti                    $118,000.00                    $278,173.00
Jeff Brune                             $0.00                     $88,338.08
Tom Davis                              $0.00                    $124,038.66
William John                           $0.00                    $249,999.88            $446,600.00
Rick Murray                            $0.00                    $272,884.54
---------------------------------------------------------------------------
TOTAL                            $138,000.00                  $1,113,818.57            $446,600.00


1997 - Calendar Year 1/1/97 to 09/21/97
Vicki Barnett                     $20,000.00                     $77,735.34
Rick Rossetti                     $57,000.00                    $227,403.78
Jeff Brune                        $10,000.00                     $68,406.80
Tom Davis                              $0.00                     $93,750.15              To date
William John                      $68,000.00                    $119,499.91            $300,000.00
Rick Murray                            $0.00                    $206,249.94
---------------------------------------------------------------------------
TOTAL                            $155,000.00                    $793,045.92            $300,000.00


AB 10/16/97

                                  SCHEDULE 4.9

                EXCEPTIONS TO GOVERNMENTAL COMPLIANCE AND PENDING
                            PROCEEDINGS OR LITIGATION

1.   State Regulations.

     Seller is not aware of any state regulation or filing with which it may be required to comply outside of the State of Michigan, but there may be some such requirements of a non-material nature in states into which the Company ships parts. The Company currently ships or within the past three (3) years has shipped, parts into the following states:

     Pennsylvania
     Kentucky
     Indiana
     Michigan
     Texas
     California
     Maryland
     Wisconsin
     Missouri
     Virginia
     Tennessee
     Ohio
     Louisiana
     New Jersey

     In 1997, the Company began shipping parts to Dana Corporation in Reading, PA in February and to is plant in Elizabeth, KY in May, 1997. The number of parts is escalating monthly to the anticipated level of $2.5 Million to $3.0 Million in each state annually. The terms of shipping are FOB their dock. Accordingly, the Company should probably qualify to do business in each state in 1997.

2.   Foreign Regulation.

     Seller is not aware of any foreign regulation or filing with which it may be required to comply outside of the United States, but there may be some such requirements of a non-material nature in countries into which the Company ships parts. The Company currently ships or within the past three (3) years has shipped, parts into the following countries:

     Canada
     Mexico
     Brazil

                                  SCHEDULE 4.9

3.   Safe1y Regulation. No open violations.

4.   Litigation and Administrative Proceedings

     There are workers compensation claims pending against the Company which are covered by worker's compensation insurance policies covering the periods when such claims arose. A complete list of such claims has been provided to Buyer.

Richard M. McPherson v Production Stamping, Inc., Macomb County Circuit Court Case No. 96-6191-NO, is a case by the employee of the Company's waste oil removal contractor for injuries which he claims he sustained by slipping and falling into a floor drain while performing his job for the Company. The case is being defended by counsel designed by Zurich-American Insurance Group, the Company's insurer at the time of the injury. Upon Circuit Court mediation, the mediators awarded $140,0000 to the Plaintiff, which award was accepted by the insurer for the Company. Plaintiff is attempting to obtain a waiver of subrogation rights by the workers compensation carrier of Plaintiff's employer which currently has a $125,000 claim. The Company is insured for public liability coverage for this claim plus costs of defense. Both parties have accepted the mediation award and are in the final stages of settlement.

     5. Ms. Wafaa Hannah is a former employee who threatened to file a civil rights based claim for discrimination on the basis of nationality. Outside counsel has reached settlement with Ms. Hannah in the amount of $12,000. The settlement agreement includes a fall release of liability, covenant not to sue, a bar to future employment with the Company and a confidentiality requirement as to the claim and all terms of the settlement.

     Gayland Coles. Mr. Coles has filed a complaint with the Michigan Department of Civil Rights on April 10, 1997. Mr. Coles claims that he has been subjected to different treatment and a racially hostile atmosphere at work. Mr. Coles is African-American and files his discrimination action on the basis of race. The Company responded to the Michigan Department of Civil Rights letter dated April 29, 1997 on May 12, 1997 and has not heard any response as of October 14, 1997.

     Dorothy Penzian. Ms. Penzian has retained an attorney and filed for a mediation hearing under worker comp due to an injury which occurred in May of 1995. She claims that she hurt her hip sweeping floors. Her hearing is scheduled for January 15, 1998. Zurich American Insurance is handling the claim.

Page 3                         SCHEDULE 4.9

6.   Union Grievances.

     The following grievances are being processed by USWA local Union 4933:

     a. In a grievance dated 10/3/97, Mr. Cecil Johnson stated that he had been told he was too slow in the shipping and receiving department. He requests that he be allowed to stay in Shipping and Receiving longer to learn the job and become efficient.

     b. In a grievance dated 10/2/97, Mr. Ronald Mazza cited contract language that "overtime will be distributed based on department classification, seniority and ability. . ." and stated that an employee with less seniority had worked six
(6) hours overtime and nobody had asked him to work that day. He requests payment for six (6) hours overtime.

     c. In a grievance dated 10/2/97, Mr. Randy Whitmore states an identical complaint to that by Mr. Mazza and requests that he be paid six (6) hours overtime.

                                  SCHEDULE 4.10

                             WASTE HAULING COMPANIES

This list will be provided within 7 days of signing this Agreement.

                                SCHEDULE 4.10 (e)

                              ENVIRONMENTAL REPORTS

     1.  Phase I Environmental Assessment and Limited Suspect
Asbestos-Containing Materials Assessment of Industrial Property for 28225 William Rosso Hwy., Chesterfield Twp., Michigan dated November 27, 1995.

     2. Environmental Site Assessment by Swanson Environmental Inc. dated November 29, 1994 for property located at 2300 X-Celsior Dr., Oxford, Michigan.

                                SCHEDULE 4.11 (a)

                        COLLECTIVE BARGAINING AGREEMENTS

     1. Agreement between Production Stamping, Inc. and United Steel Workers of America AFL-CIO-CLC Local Union 4933 effective December 18, 1994 and terminating December 19, 1997 for the Oxford hourly-rated bargaining unit.

     2. Agreement between Production Stamping, Inc. and United Steel Workers of America AFL-CIO-CLC Local Union 4933 effective February 20, 1996 and terminating February 19, 1999 for New Baltimore hourly-rated bargaining unit.

                                SCHEDULE 4.11 (b)

                     LABOR AND EMPLOYMENT RELATIONS ACTIONS

     1. One strike by the USWA about 6 1/2 years ago which lasted about 2 weeks.

     2. Unfair labor practice proceedings have not been filed against the Company. Various claims have been field by individuals alleging discrimination, violation of the Whistle Blowers Act, or wrongful termination which have been dismissed or settled for a nominal amount.

     3. A wrongful termination grievance filed by James Clark went through arbitration resulting in an award of re-instatement with full back wages. The Company paid Mr. Clark full past wages for approximately one (1) year in exchange for a termination of employment and waiver of claims.

     4. Charles Mossner was terminated for work rule violations and filed a grievance. Before the grievance was resolved he also filed a Whistle Blower suit in Circuit Court. The Company reinstated him in the grievance and settled the litigation for a portion of back wages in the amount of $1,500.

     5. See Schedule 4.9 for various other claims filed against the Company. Seller has also provided the Buyer with a report on various employee circumstances which gives additional information on employee worker's compensation claims covered by insurance.

     6. There have been workers compensation claims covered by the Company's insurance policy.

                                  SCHEDULE 4.12

                               CONDITION OF ASSETS

     1. As of June 30, 1997 there was $199,000 of service and obsolete inventory. While there is little demand for the service inventory it is still active. The obsolete inventory was approximately $43,000 of that amount and is not likely to be sold.

     2. There are items of tooling inventory in process and customer work in process which will not be saleable until completed.

     3. A number of dies and tools for inactive parts as well as incidental equipment which are stored outside and would not be usable without refurbishing.

     4. Several of the Company's presses are not in production and are being stored. These presses would need to be reworked or re-furbished before they could be placed in productive use.

     5. A 400 ton Komatsu press was recently replaced in production. The press is not in good working order and will probably be sold or used for applications consistent with its present condition.

     6. There is a Hobart robotic welder which is presently at Midwest Products and which has been removed from production. It will have to be refurbished before it is are usable.

                                SCHEDULE 4.12 (e)

                      BANK ACCOUNTS, DEPOSITS AND ACCOUNTS

BANK                                ACCOUNT #                   ACCOUNT TYPE

Michigan National Bank              6849100117                 General
Michigan National Bank              6849100026                 Payroll
Michigan National Bank              6816122219                 Cash Collateral

                                  SCHEDULE 4.13

                  PATENTS, TRADEMARKS, TRADENAMES AND LICENSES

     1.  The Company owns no patents.

     2. The Company has explored the possibility of obtaining patent protection for trailer hitch designs and for its central lubrication system, but decided not to pursue them further.

     3.  The Company holds and/or utilizes the following names and identities:

         - Production Stamping, Inc.
         - PSI
         - Production Systems International

     4. The Company is duly licensed to utilize the various software products which it uses by their manufacturers and/or licensors.

                                  SCHEDULE 4.14

                               INSURANCE CONTRACTS

Blue Cross Group Hospitalization Insurance
Transgeneral Group Life and Short Term Disability
CIGNA - Property, General Liability and Automotive
CIGNA - Worker's Compensation Insurance
Split Dollar Life Insurance - Minnesota Mutual
Key Man insurance policy on Rick Rosetti - Minnesota Mutual
Three year claims deferred
Boiler and Machinery Policy - Hartford Steam Boiler Inspection and Insurance Company through CIGNA
Umbrella Policy - CIGNA

                                  SCHEDULE 4.15

                             CUSTOMERS AND SUPPLIERS

     The information for this Schedule will be supplied within seven (7) days of signing the Agreement.

                                 SCHEDULE 4.17

                         LICENSES, PERMITS AND APPROVALS

         The information for this Schedule will be supplied within seven (7) days of signing the Agreement.

                                  SCHEDULE 4.18

                             COMPETITIVE INTERESTS

1. William H. John as Trustee of the William H. John Revocable Trust directly or indirectly leases property to the Company (See Schedule 4.5).

2. William H. John and his family have equity interests in the following companies which act as subcontractors to the Company: Midwest Products & Manufacturing, Inc., and WRJ Manufacturing, Inc.

3. The following Company employees have equity interests in the listed firms which do business with the Company:
          - David Pollack, an advanced project engineer, has an interest in D. Michael Services, a tool and die shop.
          - Ted Jones, Plant Manager leased out to Midwest Products, has a vending company which does business with the Company.
          - Dino ______, Warehouse Manager, owns an interest in Tiger Trucking which acts as a carrier for the Company.

                                  SCHEDULE 4.19

                           RELATED PARTY TRANSACTIONS

1. The dealings of the Company with Midwest Products and WRJ Manufacturing have been on terms which are more favorable than those generally available in the market. The Company has also placed equipment and staff at these companies to assist in performing work for the Company.

2. The Company has entertained various purchasing agents and other customer employees at golf outings, dinners and sporting events in the past.

3. The Company has made loans to both Midwest Products and WRJ Manufacturing to assist their business. Some outstanding balances with those companies may not be collectable if the Company ceases doing business with them.

4. The Company has made loans to William H. John from time to time and vice versa. These are currently balances owing from the Company to Mr. John or his affiliated companies and from Mr. John to the Company. On occasion the Company has paid for non-material items on behalf of Mr. John which may not have been of direct benefit to the Company.

                     AMENDMENT TO STOCK PURCHASE AGREEMENT

         THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Agreement") is entered into this 11th day of November, 1997 by and between WILLIAM H. JOHN, Trustee of the William H. John Restated Revocable Trust U/A/D 10/10/95, STORY S. JOHN, Trustee of the Story S. John Amended and Restated Revocable Trust U/A/D 12/08/95 and MELVYN S. GOLDSTEIN, Trustee of the John Irrevocable Gift Trust U/A/D 12/29/94 (collectively "Seller") and PRODUCTION ACQUISITION INC. a Michigan corporation (the "Buyer").

                                   WITNESSETH:

          WHEREAS, Seller and Buyer, have entered into that certain Stock Purchase Agreement dated as of October 17, 1997 (the "Agreement") for the purchase and sale of all of the outstanding stock of PRODUCTION STAMPING, INC., a Michigan corporation (the "Company") (all capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Agreement);

          WHEREAS, at the time the Agreement was executed, the parties agreed that certain Schedules to the Agreement would be modified and amended; and

          WHEREAS, Seller and Buyer desire to amend the Agreement upon the terms and conditions stated herein;

          NOW THEREFORE, for valuable consideration and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1. Schedules 4.1(a), 4.2(a), 4.2 (b)(i), 4.2(b)(ii), 4.3(b), 4.8,
4.10, 4.12, 4.14, 4.15, 4.17 and 4.19 to the Agreement are hereby deleted in their entirety and Schedules 4.1(a), 4.2(a), 4.2(b)(i), 4.2(b)(ii), 4.3(b), 4.8,
4.10, 4.12, 4.14, 4.15, 4.17 and 4.18 which are attached hereto are hereby substituted for and in place of said schedules as if the same were appended to the Agreement at the time of execution.

          2. Schedules 4.1(c) and 4.3(a) attached hereto are hereby added as part of the Agreement as if originally included therein.

          3. The parties hereto hereby acknowledge and agree that Exhibit A attached hereto is the document referred to in the last sentence of Item C.3 of
Schedule 4.2(a).

          4. Item 4 of Schedule 4.5 to the Agreement is hereby amended and restated in its entirety to read as follows:

          "4. Lease dated June 30, 1993 between the Company and Marie Schena regarding property located at 29303 Kehrig Dr., Chesterfield Twp., Michigan with Rider, as amended by extension dated May 27, 1997"

          5. Item 14 of Schedule 4.6 to the Agreement is hereby amended and restated in its entirety to read as follows:

          "14. The Company has purchase orders from all of its customers for all of its current production. Representative forms of purchase orders from those customers listed in Schedule 4.15 are attached as Exhibit B to the Amendment to Stock Purchase Agreement between the Seller and Buyer dated November _, 1997. None of the outstanding purchase orders from those customers listed in Schedule 4.15 are materially different from such representative forms."

          6. The first sentence of Section 4.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Seller shall make available to Buyer on or before November 7, 1997 the final balance sheets of Company for the period ending September 30, 1997 and the related statement of income for the same period (the "September Financial Statements")."

          7. The first sentence of the second paragraph of Section 4.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Except as set forth in Schedule 4.5, the Company's rights under all real estate leasehold estates (the "Leased Real Estate") are not subordinate to, or defeasible by, any lien or any prior lease thereon."

          8. Section 6.1(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

               "(e) Except with respect to claims for indemnity pursuant to
          Section 6.1(a)(x) hereof (which shall not be subject to the limitations set forth in this Section 6. 1 (e)), Buyer shall not be entitled to demand payment or otherwise enforce any claim for indemnification or defense, or any right to setoff, under this Section unless the total amount of Buyer's claims under this Section (exclusive of any amounts recovered pursuant to Section 6.1(a)(x) hereof) exceeds Two Hundred Fifty Thousand ($250,000) Dollars (the "Floor"), in which event the Seller shall only be liable for such claims in excess of the Floor."

          9. Section 8.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

               "(a) Buyer shall have the period from the date hereof until November 14, 1997 (the "General Investigation Period"), within which to complete a general purchase investigation reviewing the financial and operating aspects of the proposed acquisition to satisfy itself as to the viability of the same.

               Buyer shall also have the period from the date hereof until November 22, 1997 (the "Environmental Investigation Period") (which date may be extended by Buyer until December 23, 1997 to the extent reasonably required to complete the Phase II environmental Assessments described below), within which to complete a purchase investigation reviewing the environmental aspects of the proposed acquisition to satisfy itself that it will have no liability as to the same. On or before the expiration of the Environmental Investigation

Period, Buyer shall commission and complete, at Buyer's expense, a standard Phase I environmental assessment of all premises leased by the Company, conducted by Geraghty & Miller, together with those Phase II environmental assessments of such premises as Buyer deems appropriate (the cost of such Phase II environmental assessments, however, shall be shared equally between the Buyer and the Seller). Such Phase I and Phase II environmental assessments shall be collectively referred to herein as the "Environmental Assessments". Buyer shall provide copies of the Environmental Assessments to Seller as soon as they are available.

         Buyer shall also have the period from November 14, 1997 until November 19, 1997 (the "Customer Investigation Period"), within which to complete a purchase investigation reviewing the Company's relationships with its customers and to satisfy itself as to the same.

         The General Investigation Period, the Environmental Investigation Period and the Customer Investigation Period are collectively referred to herein as the "Investigation Periods". During the Investigation Periods, Seller shall provide Buyer and its representatives full access during normal business hours to all of the property, books and records of the Company (including, without limitation, all hazardous, toxic or other waste investigations of all premises owned, leased or used by the Company) and to permit Buyer and its representatives to physically inspect all of the Company's assets and facilities, to conduct the Environmental Assessments, to interview such personnel of the Company as Buyer shall deem appropriate with prior notice of the same to Seller, and to interview customers of the Company during the Customer Investigation Period with Seller's prior consent. At any time prior to the expiration of the General Investigation Period, Buyer shall have the absolute right, in its sole discretion and for any reason whatsoever, to terminate this Agreement by giving written notice thereof to Seller at the address set forth herein. At any time prior to the expiration of the Environmental Investigation Period, if Buyer is not satisfied with the environmental aspects of the proposed acquisition for any reason, Buyer shall have the absolute right, in its sole discretion, to terminate this Agreement by giving written notice thereof to Seller at the address set forth above. At any time prior to the expiration of the Customer Investigation Period, if Buyer is not satisfied with the Company's relationships with its customers for any reason, Buyer shall have the absolute right, in its sole discretion, to terminate this Agreement by giving written notice thereof to Seller at the address set forth above. In the event of any such termination, this Agreement shall become null and void and neither party shall have any other or further liability to the other hereunder. In the event that any of the Environmental Assessments disclose any material environmental problems (the "Environmental Problems"), and the Buyer has not agreed in writing to waive making any such claim against the Seller with respect to such Environmental Problems on or before the expiration of the Environmental Investigation Period, then in such event the Seller shall also have the right to terminate this Agreement on or before the expiration of the Environmental Investigation Period by written notice thereof to Buyer within such period, in which event this Agreement shall become null and void and neither party shall have any other or further liability to the other hereunder (other than the sharing of the Phase II environmental assessment costs as set forth above). In the event that the Buyer has agreed in writing to waive making such claims against Seller, then in such event Buyer shall indemnify, defend and hold the Seller, and its successors and assigns, harmless from and against and with respect to any and all liabilities, obligations, claims, damages and expenses (including, reasonable attorneys and consultant fees) which Seller may incur solely in their capacity as shareholders of the Company as a result of such Environmental Problems. In the event that the Buyer has not so agreed to waive any such claim against the Seller and in the event that the Seller does not so elect to terminate this Agreement and the transactions contemplated by this Agreement are consummated, then in such event Seller shall, jointly and severally, indemnify, defend and hold the Buyer and the Company, and their successors and assigns, harmless from and against and with respect to any and all liabilities, obligations, claims, damages and expenses (including, reasonable attorneys and consultant fees) which they may incur as a result of such Environmental Problems, and Seller shall waive making claim against the Buyer or the Company, or their successors or assigns, with respect to such Environmental Problems under any lease or other agreement with the Buyer or the Company.

                  In the event this transaction is consummated, the purchase investigation contemplated hereby shall not diminish or replace the reliance Buyer is placing on obtaining the representations, warranties and indemnification provisions set forth in this Agreement."

         10. Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

         11. This Agreement may be executed in counterparts which, when taken as a whole, shall constitute one completely executed agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement as of the 11th day of November, 1997.

                                      SELLER:

                                      /s/William H. John
                                      ----------------------------
                                      William H. John, Trustee


                                      /s/Story S. John
                                      ----------------------------
                                      Story S. John, Trustee



                                      /s/ Melvyn S. Goldstein
                                      ----------------------------
                                      Melvyn S. Goldstein, Trustee



                                      BUYER:

                                      PRODUCTION ACQUISITION INC.

                                      By: /s/ David Woodward
                                          ------------------------
                                          David Woodward
                                          Its: Vice President

                                 SCHEDULE 4.1a

                       OPERATIONS OUTSIDE OF MICHIGAN AND
                      OWNERSHIP OF OTHER EQUITY INTERESTS

     1. See Schedule 4.9 for status of qualification to do business outside of Michigan.

     2. The Company owns 50% of the common stock of Sportswatch, Inc., a Michigan corporation. Sportswatch, Inc. is the lessee of a suite at the Palace of Auburn Hills, Michigan.

     3. The Company currently has an option to purchase a lease interest in certain dormant oil wells located in Clay County, Illinois. The Company has never held legal title to the oil, gas, mineral or surface rights of the real property upon which these oil wells are located. Any interest the Company currently has in these oil wells shall be transferred to the Sellers on a quit claim basis at or before the time of closing.

     In addition, the Company's predecessor, Production Oil Company, previously held title to certain oil leases and working interests in certain other oil wells in Illinois which were transferred out of that entity to William
H. John, prior to the merger of Production Oil Company into the Company.

                                SCHEDULE 4.1(c)

Officers

William H. John                              Chairman and CEO
Richard A. Rossetti                          President and COO
Vicki L. Barnett                             Vice President-Finance
Richard Murray                               Vice President-Marketing
Jeffrey Brune                                Vice President-Manufacturing
Story S. John                                Secretary
Melvyn S. Goldstein                          Assistant Secretary



Sole Director

William H. John

                               SCHEDULE 4.2(a)

                        SECURITY INTEREST, LEASES AND

                    POSSIBLE CLAIMS ADVERSE CIRCUMSTANCES

A.       Liens:

         1. Michigan National Bank has been granted security interests in all assets of the Company to secure its various credit lines to the Company. These debts will be paid at the time of closing.

B.       Leases:

         1. Leases of Minster Presses from Michigan National Bank (see
Schedule 2.4(a))

         2. Leases of various automobiles, copies of which have been separately supplied to Buyers.

         3. Leases of Hi-Lo equipment, copies of which have been separately supplied to Buyer.

         The above leases will continue as part of the Company's obligations after the closing.

C.       Possible Adverse Circumstances:

         The following circumstances could have an adverse effect on the ability of the Company to carry on its operations substantially as previously conducted.

         1. The Company needs to expand plant facilities to fully accommodate probable new jobs. After the development of its projections for future sales, the Company was approached by TRW to take over approximately $8,000,000 of work currently being produced by MSI. As a condition of being awarded that work, the Company was required to agree to the price roll back program of TRW and to pursue opening a facility near TRW's Cookville, TN location.

         2. There is limited availability of skilled labor in areas where the Company currently has its plants.

         3. For at least five (5) years the entire automobile industry has experienced extreme pressures from OEMs for annual price concessions. While the Company is confident that it will be able to accommodate these pressures from its customers in accordance with its past practices, nevertheless this factor could have a material adverse effect in the future, depending upon the attitudes and policies adopted by the Company's customers. While the Company has experienced a reduction in its profits in past years, nevertheless it has effectively minimized the impact of such price rollback policies through its program of continuous improvement and by proper pricing in the initial bidding process.

           4. From past experience certain factors could have an adverse effect on the Company, such as a rapid acceleration of material costs a substantial downturn in annual vehicle sales, strikes at customer facilities and similar items beyond the control of the Company.

           5. The Company has entered into the "steel resale prograrn" with General Motors. Under this program, General Motors negotiates a price with certain steel suppliers to be the standard in making sales to its suppliers. In order to stay on the bid list with GM, it is necessary for its stamping suppliers to participate in the steel resale program. When the available pricing for the steel in the open market is significantly below that of steel resale program suppliers, the Company has taken advantage of this disparity by purchasing certain steel in the open market. Thus far, the balance of such open market purchases has not caused General Motors to protest this activity, although the Company has not been required to undergo a steel resale program audit by GM. Recently, however, GM has requested that the Company work toward full participation in the steel re-sale program. GM has stated that if the Company incurs increased steel costs at the resale program matrix costing system, the Company will be allowed to pass through such increase in costs to GM.

           6. It is important that the proposed transaction be disclosed to the Company's customers. There is a possibility that such customers will object to the change of control. Such factors should be explored to the Buyers satisfaction during the due diligence period. Active Manufacturing has placed approximately $3,000,000 of work with the Company. Upon learning of the Buyer's possible future involvement with the Company, it expressed concern as it considers itself a direct competitor of the Buyer's affiliates.

                                SCHEDULE 4.3(a)

                                      NONE

                               SCHEDULE 4.3(b)

                      POSSIBLE LIABILITIES OR OBLIGATIONS

         1. Suit by Mcpherson for slip and fall liability for which Company is insured by Zurich American Insurance Company (See Schedule 4.9).

         2. Suit by Wafaa Hannah for alleged civil rights violation (see
Schedule 4.9).

         3. Various Union grievances described in Schedule 4.9.

         4. Various worker compensation claims covered by workers compensation insurance. These claims are described in a summary of employee circumstances prepared by the Company, a copy of which has been give to Buyer.

         5. Results of payroll audit for year ending June 30, 1997 shows a Company liability of $75,222 in premium due to Zurich-American Insurance Company for workers compensation insurance. Since this amount was not known at time that field work for the audited statement was completed, it was not accrued in that statement. However, the liability for the previous year end adjustment was recognized in the year ending June 30, 1997.

         6. In the event that the Company ceases doing business with WRJ Manufacturing and/or Midwest Products and Manufacturing after the closing of the transaction contemplated by this Agreement, these suppliers may be unable to pay their respective debts owing to the Company.

                              SCHEDULE 4.2(b)(i)

                        PROPERTY OWNED OR USED BY COMPANY

                            NOT AT COMPANY PREMISES.

         1. The Company owns the following equipment located at its related supplier Midwest Products and Manufacturing, Inc. which will be returned upon request of the Company without costs other than rigging and transportation.

         1  200 Ton Minster Press with feed
         1  150 Ton IOB Press
         2  Pneumatic assembly machines
         1  Tumbler
         1  Salt spray cabinet
         1  150 KVA welder
         1  Computer
            Dies and tooling belonging to the Company

         2. 1 150 ton No. 9 Bliss press, straight side, SN T 33933 at the Oxford Plant identified as Press S-24 belongs to Midwest.

         3. The Company has an exhaust system, a computer and 2 Miller MIG welders at WRJ Manufacturing, Inc., a related Company, which will be returned upon request of the Company without costs other than rigging and transportation.

         4. Purchased presses not yet delivered to Company:

            1 Bliss 400 ton press at Universal Press (an equipment broker). 1 50 ton mechanical clutch press at Universal Press.

         5. Vehicles utilized by officers and employees.

         6. Inventory, WIP, tools, dies and fixtures as well as material handling items at various sub-contractors and outside processors.

         7. Presses and other equipment not currently in use, but owned by the Company located at its premises.

         8. Obsolete and service inventory at Industrial Packaging, Inc., Detroit, Michigan totaling $199,000 on the June 30, 1997 financial statement.

                             SCHEDULE 4.2 (b) (ii)

                     MATERIAL PROPERTY OWNED BY OR IN WHICH

                             THIRD PARTY HAS CLAIM

         1. Sportswatch, Inc. -- Suite at Palace

         2. 2 Minster Presses 400 Ton and 600 Ton Leased from Michigan National Bank and peripheral equipment.

         3. Tooling belonging to Customers

         4. Leased vehicles, Hi-Los and office equipment per Schedule 4.2 (a).

         5. Containers and related equipment owned by scrap contractor, but kept at the Company to accommodate the sale and removal of scrap metal.

                                  SCHEDULE 4.8

                     COMPENSATION AND MEMBERSHIPS OF HIGHLY

                             COMPENSATED EMPLOYEES



Memberships:                                 Organization                       Annual Amt.
------------                                 ------------                       -----------
William H. John                     Great Oaks Country Club                        $ 4,800
                                    Muirfield Country Club                           3,000
                                    Detroit Athletic Club                            3,145

Richard Murray                      Detroit Gold Club                                4,140

Thomas Davis                        Great Oaks Country Club                          2,340

Corporate                           Chematogan Big Shooters                         25,000
                                    Hunters Creek Club                               5,564
                                                                                   -------
TOTAL                                                                              $47,869

See attached detail of wages for Highly Compensated employees.

                       Bonuses                           Annual Salary                  Commissions
-----------------------------------------------------------------------------------------------------
1995 - Calendar Year 1/l/95 to 12/31/95
----------------------------------------
Vicki Barnett                     $10,000.00                    $ 81,922.71
Rick Rossetti                     $50,000.00                    $226,442.22
Jeff Brune                        $20,000.00                    $ 73,845.90
Tom Davis                              $0.00                    $108,173.25
William John                           $0.00                    $221,153.74               $454,770.00
Rick Murray                            $0.00                    $223,865.70
---------------------------------------------------------------------------
TOTAL                             $80,000.00                    $935,403.52               $454,770.00

1996 - Calendar Year 1/1/96 to 12/31/96
----------------------------------------

Vicki Barnett                    $ 20,000.00                     $ 100,384.41
Rick Rossetti                    $118,000.00                     $ 278,173.00
Jeff Brune                             $0.00                     $  88,338.08
Tom Davis                              $0.00                     $ 124,038.66
William John                           $O.00                     $ 249,999.88             $446,600.00
Rick Murray                            $0.00                     $ 272,884.54
-----------------------------------------------------------------------------
TOTAL                            $138,000.00                     $ 1,113,88.57            $446,600.00

1997 - Calendar Year 1/1/97 to 09/21/97
----------------------------------------

Vicki Barnett                     $20,000.00                     $  77,735.34
Rick Rossetti                     $57,000.00                     $ 227,403.78
Jeff Brune                        $10,000.00                     $  68,406.80
Tom Davis                              $0.00                     $  93,750.15                To date
William John                      $68,000.00                     $ 119,499.91             $ 300,000.00
Rick Murray                            $0.00                     $ 206,249,94
-----------------------------------------------------------------------------
TOTAL                            $155,000.00                     $ 793,045.92             $300,000.00

AB 10/16/97

                                  SCHEDULE 4.10

                             WASTE HAULING COMPANIES

1.       Garbage Disposal:

         For Oxford, New Baltimore and Chesterfield Township:

         Sterling Sanitation
         48655 Gratiot Ave.
         Chesterfield, MI 48047

         (810) 999-1690

2.       Waste Water and Waste Oil:

         For Oxford and New Baltimore:

         Usher Oil
         9000 Roselawn Ave.
         Detroit MI, 48204

         (313) 934-7055

3.       Scrap: Aluminum and Steel

         For Oxford and New Baltimore:

         Ferrous Processing
         9100 John Kronk
         P.O. Box 10166
         Detroit N9 48210
         (313) 582-2910

                                  SCHEDULE 4.12

                              CONDITION OF ASSETS

         1. As of June 30, 1997 there was $199,000 of service and obsolete inventory. While there is little demand for the service inventory it is still active. The obsolete inventory was approximately $43,000 of that amount and is not likely to be sold.

         2. There are items of tooling inventory in process and customer work in process which will not be saleable until completed.

         3. A number of dies and tools for inactive parts as well as incidental equipment which are stored outside and would not be usable without refurbishing.

         4. Several of the Company's presses are not in production and are being stored. These presses would need to be reworked or re-furbished before they could be placed in productive use.

         5. A 400 ton Komatsu press was recently replaced in production. The press is not in good working order and will probably be sold or used for applications consistent with its present condition.

         6. There is a Hobart 2 robotic welder which is presently at Midwest Products and which has been removed from production. It will have to be refurbished before it is usable.

         7. The Company utilizes various leased items of equipment, vehicles and hilo's as well as leased real estate to carry on its business as more particularly identified in Schedule 4.5.

         8. The Company utilizes a 150 ton No. 9 Bliss press, straight side SN T 33933 at its Oxford plant as press S-24, which press belongs to Midwest Products and Manufacturing.

                                  SCHEDULE 4.15
                                  -------------

                             CUSTOMERS AND SUPPLIERS
                             -----------------------

                             TEN LARGEST CUSTOMERS
                             ---------------------

                          (Based upon 6/30/97 volumes)
CUSTOMER                                                                            VOLUME
--------                                                                            ------
GM                                                                                $65,739,179
TRW                                                                                 3,472,969
Dana                                                                                  952,664
Libralter                                                                             714,397
Sota                                                                                  370,619
Daiken                                                                                139,171
CKR                                                                                   106,579
Cooper                                                                                 80,025
Volvo                                                                                  35,712
Trimag                                                                                 32,074




                             TEN LARGEST SUPPLIERS
                             ---------------------

                          (Based upon 6/30/97 volumes)

SUPPLIER                                                                            VOLUME
-------                                                                             ------

Ottawa                                                                           $8,800,000
Kenwall                                                                           8,600,000
Heitman Steel                                                                     3,500,000
Lafayette                                                                         3,500,000
Cooper                                                                            2,700,000
James Steel and Tube                                                              1,500,000
Cable Manufacturing                                                               1,400,000
Decker                                                                              900,000
MNP Corporation                                                                     700,000
Fabristeel                                                                          300,000

                                  SCHEDULE 4.14
                                  -------------

                               INSURANCE CONTRACTS
                               -------------------

Blue Cross Group Hospitalization Insurance
Transgeneral Group Life and Short Term Disability
CIGNA - Property, General Liability and Automotive
CIGNA - Worker's Compensation Insurance
Split Dollar Life Insurance - Minnesota Mutual
Key Man insurance policy on Rick Rossetti - Minnesota Mutual
Three year claims deferred
Boiler and Machinery Policy - Hartford Steam Boiler Inspection and Insurance Company through CIGNA
Umbrella Policy - CIGNA



The three (3) year history of claims has been or will be supplied to Buyer.

                                  SCHEDULE 4.17
                                  -------------

                         LICENSES, PERMITS AND APPROVALS
                         -------------------------------

          There are no licenses, permits or approvals required by any federal, state or local governments in connection with the operation of the Company's businesses other than occupancy permits for the Company's occupancy of its various leased facilities, which occupancy permits have been issued in each instance.

          General Motors and TRW have required the Company to meet certain quality standards for its delivered parts to remain a supplier to those customers. The Company has met all such standards as currently required and is in the process of fulfilling QS9000 requirements in a timely manner.

                                  SCHEDULE 4.18
                                  -------------

                             COMPETITIVE INTERESTS
                             ---------------------

1. William H. John as Trustee of the William H. John Revocable Trust directly or indirectly leases property to the Company (See Schedule 4.5).

2. William H. John and his family have equity interests in the following companies which act as subcontractors to the Company: Midwest Products & Manufacturing, Inc., and WRJ Manufacturing, Inc.

3. The following Company employees have equity interests in the listed firms which do business with the Company:
         - David Pollack, an advanced project engineer, has an interest in D. Michael Services, a tool and die shop.
         - Ted Jones, Plant Manager leased out to Midwest Products, has a vending company which does business with the Company.
         - Dino Fortin, Warehouse Manager, owns an interest in Tiger Trucking which acts as a carrier for the Company.

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

         THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT is entered into this 24th day of November, 1997, but effective as of November 14, 1997, by and between WILLIAM H. JOHN, Trustee of the William H. John Restated Revocable Trust U/A/D 10/10/95, STORY S. JOHN, Trustee of the Story S. John Amended and Restated Revocable Trust U/A/D 12/08/95 and MELVYN S. GOLDSTEIN, Trustee of the John Irrevocable Gift Trust U/A/D 12/29/94 (collectively "Seller") and PRODUCTION ACQUISITION INC. a Michigan corporation (the "Buyer").

                                   WITNESSETH:

          WHEREAS, Seller and Buyer, have entered into that certain Stock Purchase Agreement dated as of October 17, 1997, as amended on November 11, 1997, (the "Agreement") for the purchase and sale of all of the outstanding stock of PRODUCTION STAMPING, INC., a Michigan corporation (the "Company") (all capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Agreement);

          WHEREAS, the parties agree that as of the date hereof the General Investigation Period has expired without notice by Buyer of any termination by Buyer of the Agreement; and

          WHEREAS, Seller and Buyer desire to amend the Agreement upon the terms and conditions stated herein;

          NOW THEREFORE, for valuable consideration and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1. Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The purchase price (the "Purchase Price") for the Shares shall be equal to Forty Four Million Five Hundred Thousand ($44,500,000) Dollars, less the amount of the Financed Debt (as hereinafter defined) as of the Closing, and less the amount of the Termination Liability (as hereinafter defined), which Purchase Price shall be increased or decreased, as the case may be to the extent that the Combined Debt/Equity Amount (as hereinafter defined) as of the Closing Date (as hereinafter defined) is greater than or less than Fifteen Million Five Hundred Forty Seven Thousand One Hundred Fifty Four ($15,547,154) Dollars."

          2. As of the effective date hereof the General Investigation Period has expired and Buyer has not given notice to Seller of termination of the Stock Purchase Agreement.

          3. Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

         4. This Amendment may be executed in counterparts which, when taken as a whole shall constitute one completely executed agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Stock Purchase Agreement effective as of the 14th day of November, 1997.

                                           SELLER:

                                           /s/ William H. John
                                           -----------------------------------
                                           William H. John, Trustee


                                           /s/ Story S. John
                                           -----------------------------------
                                           Story S. John, Trustee


                                           /s/ Melvyn S. Goldstein
                                           -----------------------------------
                                           Melvyn S. Goldstein, Trustee


                                           BUYER:

                                           PRODUCTION ACQUISITION INC.

                                           By: David Woodward
                                               -------------------------------
                                               David Woodward
                                                 Its: Vice President

                 THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT

          THIS THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT, entered into this 8th day of December, 1997, is by and between WILLIAM H. JOHN, Trustee of the William H. John Restated Revocable Trust U/A/D 10/10/95, STORY S. JOHN, Trustee of the Story S. John Amended and Restated Revocable Trust U/A/D 12/08/95 and MELVYN S. GOLDSTEIN, Trustee of the John Irrevocable Gift Trust U/A/D 12/29/94 (collectively "Seller") and PRODUCTION ACQUISITION INC. a Michigan corporation (the "Buyer").

                                   WITNESSETH:

          WHEREAS, Seller and Buyer have entered into that certain Stock Purchase Agreement dated as of October 17, 1997, as amended on November 11, 1997 and November 24, 1997 (the "Agreement") for the purchase and sale of all of the outstanding stock of PRODUCTION STAMPING, INC., a Michigan corporation (the "Company") (all capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Agreement);

          WHEREAS, Seller and Buyer desire to further amend the Agreement upon the terms and conditions stated herein;

          NOW THEREFORE, FOR valuable consideration and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1. Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The purchase price (the "Purchase Price") for the Shares shall be equal to Forty Four Million Five Hundred Thousand ($44,500,000) Dollars, less the amount of the Financed Debt (as hereinafter defined) as of the Closing, and less the amount of the Estimated Termination Liability (as hereinafter defined), which Purchase Price shall be increased or decreased, as the case may be, to the extent that the Combined Debt/Equity Amount (as hereinafter defined) as of the Closing Date (as hereinafter defined) is greater than or less than Fifteen Million Five Hundred Forty Seven Thousand One Hundred Fifty Four ($15,547,154) Dollars, and which Purchase Price shall be increased or decreased, as the case may be, to the extent that the Final Termination Liability (as hereinafter defined, is less than or greater than the Estimated Termination Liability."

          2. The following section is hereby added as Section 2.3(b)(iv) to the
Agreement:

          "(iv) For purposes of the Closing Balance Sheet only, no liability shall be reflected therein as a result of the termination of the Defined Benefit Plan (as hereinafter defined), except to the extent such liability was already reflected in the June 30, 1997 financial statements of the Company."

          3. Section 2.4(b)(iv) of the Agreement is hereby deleted in its entirety.

          4. The following section is hereby added as Section 2.5 to the
Agreement:

          "2.5    Defined Benefit Plan.

         (a) The Sellers hereby agree to start terminating the Company's defined benefit pension plan (the "Defined Benefit Plan") on or before the Closing Date (including causing the adoption of board resolutions terminating the Defined Benefit Plan effective as of March 31, 1998), and, after Closing, Sellers shall, at their expense, take all actions as may be necessary to terminate the Defined Benefit Plan effective as of March 31, 1998, to timely obtain all necessary governmental approvals with respect thereto, to timely provide all notices with respect thereto, and to timely make all necessary distributions therefrom, except that the Company shall be responsible at its own expense for providing termination notice to its employees and proper employee information as may be required to terminate the Defined Benefit Plan as well as for the amount of any contributions to the Defined Benefit Plan which may be required to satisfy the underfunding liability.

         (b) Following the termination of the Defined Benefit Plan and completion of the final distributions thereunder:

                  (i) in the event that the Final Termination Liability is greater than the Estimated Termination Liability, then in such event the Sellers shall promptly pay to the Purchaser the amount by which such Final Termination Liability is greater than the Estimated Termination Liability, and, in addition, the Purchaser shall have all of its rights and remedies under Section 6.1(a)(x) hereof; or

                  (ii) in the event that the Final Termination Liability is less than the Estimated Termination Liability, then in such event the Purchaser shall promptly pay to the Sellers the amount by which such Final Termination Liability is less than the Estimated Termination Liability.

         (c) For purposes hereof, the following terms shall have the following meanings:

         (i) "Estimated Termination Liability" shall mean Two Hundred Eighty Four Thousand Five Hundred Twenty Eight and 00/100 ($284,528.00) Dollars, which represents that amount which the parties mutually agree to be equal to the estimated reasonable cost to the Company of the underfunded liability as a result of the termination of the Defined Benefit Plan (including, without limitation any excise tax, assessment, penalty or interest with respect thereto), after taking into consideration an estimate of any net tax benefit to the Company as a result of the payment of such amount as an expense of the Company.

         (ii) "Final Termination Liability" shall mean that amount which the parties mutually agree to be equal to the final cost to the Company of the underfunded liability as a result of the termination of the Defined Benefit Plan (including, without limitation any excise tax, assessment, penalty or interest with respect thereto), after taking into consideration any net tax benefit to the Company as a result of the payment of such amount as an expense of the Company."

          5. The following is hereby added as Section 6.I(a)(viii) to the
Agreement:

         "(viii) any claim, obligation or liability resulting from the following lawsuits (the "New Lawsuits"):

                (a) Kim Harlan v Production Stamping, Inc. and Orlando Devell Wright, Macomb County Circuit Court, 97-5725-CZ.

                (b) Management Recruiters of Lansing v Production Stamping, Inc., Oakland County Circuit Court, 97-001286-CK.

                (c) Gayland Coles v William Austin as agent for Production Stamping, Inc. U.S. District Court for the Eastern District of Michigan, 97-75820.

          6. Section 6.1(a)(x) of the Agreement is hereby amended and restated in its entirety as follows:

                   "(x) any obligation or liability to, or claim by, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or any other party that the Final Termination Liability is greater than the Estimated Termination Liability, and any other claims, obligations or liabilities relating to or with respect to the Defined Benefit Plan; or"

         7. The Company's equipment referenced in paragraph 1 of Schedule 4.2(b)(i) of the Agreement, which is currently located at the premises of Midwest Products and Manufacturing, Inc., shall be delivered to Buyer, at a location specified by Buyer, within sixty (60) days of the Company's written request for the same.

         8. The Company's exhaust system referenced in paragraph 2 of Schedule 4.2(b)(i) of the Agreement, which is currently located at the premises of WRJ Manufacturing, Inc., shall be delivered to Buyer, at a location specified by Buyer, within sixty (60) days of the Company's written request for the same.

         9. The Stamping Press belonging to Midwest Products and Manufacturing, Inc. which is located at the Company's facility in Oxford, Michigan as described in Schedule 4.2(b)(i) of the Agreement shall be delivered to its owner at a location specified in the notice within sixty (60) days of the owner's written request for the same.

         10. The costs of delivery for the Company's equipment as described in Sections 7 and 8 of this Amendment and of the equipment of Midwest Products and Manufacturing as described in Section 9 of this Agreement shall be borne entirely by the entities currently in possession of the equipment with the exception of costs for rigging and transportation of such equipment.

         11. The environmental reports described on the list attached hereto as Exhibit A, are the "Environmental Assessments" for the purposes of Sections 4.10 and 8.1 of the Agreement. The Environmental Assessments, as described in the list attached hereto, have disclosed no Environmental Problems, as defined in section 8.1(a) of the Agreement.

          12. The Company hereby transfers any right, title or interest which it may have in and to the memberships currently used by William H. John at the Detroit Athletic Club, Great Oaks and Muirfield (the "Memberships") to William
H. John, and that, for the purposes of the Closing Balance Sheet, no asset value or equity shall be reflected on the Company's books and records for the Memberships. The Company shall nevertheless be responsible for any outstanding charges owing as of the Closing Date in connection with such memberships and William H. John has the right to decline such transfer.

          13. With respect to the New Lawsuits, the parties hereto hereby agree that the same may be defended by Berry Moorman P.C., and/or Melvyn S. Goldstein, P.C. and that all costs, expenses and liabilities of the Company in connection therewith shall be applied to the Floor, and that the Sellers shall indemnify the Purchaser in accordance with the provisions of Section 6.1(a)(viii) hereof to the extent that such costs, expenses and liabilities (together with any other indemnifiable claims under the Agreement) exceed the Floor.

          14. Seller hereby directs the Buyer to withhold the One Million ($1,000,000) Dollar escrow amount from the portion of the Closing Payment due to William H. John, Trustee of the William H. John Restated Revocable Trust u/a/d 10/10/95, for deposit with the Escrow Agent pursuant to the Escrow Agreement. Accordingly, the parties hereto hereby agree that any disbursement to the Seller under the Escrow Agreement shall be made solely to William H. John, Trustee of the William H. John Restated Revocable Trust u/a/d 10/10/95.

          15. Upon Seller's delivery of a written request to Buyer on or before December 20, 1997, Buyer hereby agrees to cause the Company to assign to Seller (or its designee) any option which the Company may have to purchase the premises located at 2300 X-Celsior Drive, Oxford, Michigan pursuant to that certain Lease, Addendum and Option to Purchase dated August 5, 1991 and Amendment dated May 10, 1995, subject to obtaining the prior written consent of James and Betty Guy. In the event of such assignment, and in the event that the Seller (or its designee) exercises such option to purchase and purchases the premises from James and Betty Guy, then in such event the Seller (or its designee) shall agree, and the Buyer shall cause the Company to agree, to amend the Lease for such premises to provide for the following terms:

                   a. Continue all the terms and conditions of the Lease for said premises except as provided in this Section 15.

                   b. Extend the existing term of the Lease (which currently expires on March 31, 2000) to March 31, 2005, at the following monthly rental rates:

                   4/1/97 to 3/31/98         $30,578.04 per month ($5.95 p.s.f.)
                   4/1/98 to 3/31/99         $32,119.79 per month ($6.25 p.s.f.)
                   4/1/99 to 3/31/00         $33,661.54 per month ($6.55 p.s.f.)
                   4/1/00 to 3/31/01         $34,997.73 per month ($6.81 p.s.f.)
                   4/1/01 to 3/31/02         $36,076.95 per month ($7.02 p.s.f.)
                   4/1/02 to 3/31/03         $37,156.18 per month ($7.23 p.s.f.)
                   4/1/03 to 3/31/04         $38,235.40 per month ($7.44 p.s.f.)
                   4/1/04 to 3/31/05         $39,417.41 per month ($7.67 p.s.f.)

                  c. Provide the Company with an option to extend the term of the Lease for a period of five (5) years commencing April 1, 2005 through March 31, 2010, at the following monthly rental rates:

                  4/1/05 to 3/31/06         $40,599.42 per month ($7.90 p.s.f.)
                  4/1/06 to 3/31/07         $41,832.82 per month ($8.14 p.s.f.)
                  4/1/07 to 3/31/08         $43,066.22 per month ($8.38 p.s.f.)
                  4/1/08 to 3/31/09         $44,351.01 per month ($8.63 p.s.f.)
                  4/1/09 to 3/31/10         $45,687.19 per month ($8.89 p.s.f.)

                  d. The Landlord shall agree to keep in good order and repair the roof and the four (4) outer walls of the premises, but Tenant shall be responsible for all other repairs and maintenance to the building including, but not limited to, the routine maintenance of the roof (such as leaf, ice and debris removal, re-tarring of the flashing and seams around any protrusions through the roof and the like) and Tenant shall be responsible for the maintenance of the doors, door frames, the window glass, window casing, window frames, windows or any of the appliances or appurtenances of said doors or window casing, window frames and windows or any attachment thereto or attachments to said building or premises used in connection therewith. Tenant shall also be responsible for repairs and/or replacements required as a result of any damage caused to the premises by the Tenant, normal wear and tear excepted.

                  e. In the event of an assignment by James and Betty Guy to Seller (or its designee), and in the event that the Seller (or its designee) exercises the option to purchase and purchases the premises from James and Betty Guy, then in such event the Seller (or its designee) shall agree, to enter into the Lessor's Acknowledgment and Subordination Agreement provided by Comerica Bank in the form attached hereto as Exhibit B.

                  f. In the event that the Seller (or its designee) does not exercise such option to purchase the premises from James and Betty Guy, then in such event this Section 15 of the Third Amendment to Purchase Agreement shall become void and of no force or effect.

         16. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

         17. Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

         18. This Amendment may be executed in counterparts which, when taken as a whole, shall constitute one completely executed agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Stock Purchase Agreement as of the day first written above.

                                             SELLER:

                                             William H. John
                                             --------------------------------
                                             William H. John, Trustee

                                            Story S. John
                                        ------------------------------
                                        Story S. John, Trustee




                                            Melvyn S. Goldstein
                                        ------------------------------
                                        Melvyn S. Goldstein, Trustee



                                        BUYER:


                                        PRODUCTION ACQUISITION INC.

                                        By:  Daryl Woodward
                                             -------------------------
                                        Its: Vice President
                                             -------------------------

                                    EXHIBIT A

                            ENVIRONMENTAL ASSESSMENTS

1. Phase I Environmental Site Assessment by Geraghty & Miller dated December 5, 1997 for property located at 28175 and 28225 William Rosso Highway and 28335 Kehrig Drive, New Baltimore, Michigan.

2. Phase I Environmental Site Assessment by Geraghty & Miller dated, December 5, 1997 for the property located at 2300 X-Celsior, Oxford, Michigan.

3. Phase II completed by Geraghty & Miller dated December 5, 1997 for property located in New Baltimore, Chesterfield Township, Michigan.

4. Phase II Environmental Evaluation completed by Geraghty & Miller dated December 5, 1997 for property located at 2300 X-Celsior, Oxford, Michigan.

5. Environmental Evaluation, by Geraghty & Miller, dated December 3, 1997, for property located at 50911 Richard W. Boulevard, Chesterfield, Michigan.

                                    EXHIBIT B

                    LESSOR'S ACKNOWLEDGMENT AND SUBORDINATION

As of December _, 1997 the undersigned, __________, LESSOR, under the terms of a Lease, a copy of which is attached hereto ("Lease"), acknowledges that, Production Stamping, Inc. (formerly known as Production Acquisition Inc.), LESSEE, has or will receive from Comerica Bank ("Bank") certain credit accommodations, including the guaranty of a Leasehold Mortgage of the LESSEE'S interest under the Lease.

NOTICE - LESSOR agrees to notify Bank in writing (at the address specified below or at any other address given by Bank in writing to Lessor) not less than thirty
(30) days before commencing any proceedings or otherwise taking any action to terminate the Lease or to enforce its remedies thereunder.

SUBORDINATION - LESSOR agrees that all of Lessee's machinery, equipment, inventory, fixtures or other property ("Lessee's Property") which may be located on the 'eased premises shall remain the personal property of the Lessee and shall not become a fixture or part of the realty notwithstanding anything that may be implied by law from the mode of attachment, installation or otherwise. LESSOR hereby consents to the Leasehold Mortgage and further agrees that any lien or security interest LESSOR may claim against any of Lessee's Property is subordinated to any lien or security interest now or subsequently held by Bank in any of such property.

LIMITED RIGHT OF ENTRY - LESSOR acknowledges that, notwithstanding any noncompliance with or default by LESSEE under the Lease, the Bank shall have the limited right to enter into and remain in possession of the leased premises for a reasonable period not to exceed ninety (90) consecutive days for the purpose of enforcing its liens and security interests in Lessee's Property, including the sale and/or detachment and/or removal from the leased premises of such property. Bank shall pay to LESSOR, on a weekly basis in advance (pro rata, depending on the number of days Bank is in possession), the current monthly rent accruing under the Lease during the period while Bank is in possession of the leased premises. Bank shall have no responsibility whatsoever for any back rent or other obligations which have accrued under the Lease prior to Bank's entry into possession under this paragraph.

NO ASSUMPTION - LESSOR further agrees that Bank's rights have been given for security purposes only, and that unless and until Bank agrees expressly and in writing to do so, Bank shall have no obligations whatsoever under the Lease.

ADDRESS OF LEASED PREMISES:                 LESSOR:


--------------------------                  --------------------------

                                            By:
--------------------------                      ----------------------
                                            Its:
                                                ----------------------

ACKNOWLEDGMENT OF LESSEE:                   BANK'S ADDRESS
PRODUCTION STAMPING, INC.,
(formerly known as
Production Acquisition Inc.)                Comerica Bank
                                            39200 Six Mile Road
By:                                         Livonia, Michigan 48152
   -----------------------                  ATTENTION: Commercial and
Its:                                          Real Estate Loan Documentation,
   -----------------------                    MC7578